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SUBJECT TO COMPLETION, DATED DECEMBER 1, 2004

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-106660

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2003)

$300,000,000

Enbridge Energy Partners, L.P.

$200,000,000    % Notes due 2014
$100,000,000    % Notes due 2034

          The 2014 notes will bear interest at the rate of    % per year and will mature on December 15, 2014. The 2034 notes will bear interest at the rate of    % per year and will mature on December 15, 2034. Interest on the notes of each series is payable on December 15 and June 15 of each year, beginning on June 15, 2005. We may redeem some or all of the notes at our option at any time. The redemption price is discussed under the caption "Description of Notes — Optional Redemption."

          The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

          We do not intend to list either series of notes on any securities exchange.

          Investing in the notes involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement and beginning on page 2 of the accompanying prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds to Partnership(1)
Per 2014 Note		%		%		%
Per 2034 Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest, if any, from December     , 2004, if settlement occurs after that date.

          The underwriters expect to deliver the notes through the book-entry facilities of The Depository Trust Company on or about December     , 2004.

Bookrunners
Wachovia Securities	ABN AMRO Incorporated

Banc of America Securities LLC

        Citigroup

          Deutsche Bank Securities

                  SunTrust Robinson Humphrey

                            HSBC

Stifel, Nicolaus & Company
Incorporated

December     , 2004

Enbridge Energy Partners Systems Map

NORMAN WELLS
FORT McMURRAY
EDMONTON
CALGARY
CLEARBROOK
SUPERIOR
TORONTO
BUFFALO
CHICAGO
TOLEDO
Kansas Pipeline
PATOKA
WOOD RIVER
Anadarko
CUSHING
AlaTenn
Bamagas
North Texas
East Texas
Harmony
Midla
Magnolia
HOUSTON
UTOS
Tilden

ENBRIDGE ENERGY PARTNERS, L.P. Headquarters Houston, Texas, USA

ENBRIDGE INC. Headquarters Calgary, Alberta, Canada

Liquids Systems

Liquids Systems and Joint Ventures

Natural Gas Systems (excluding smaller systems along the Texas Gulf Coast)

Third Party Connecting Carrier

PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Description of Notes
Federal Tax Considerations
Underwriting
Legal Matters
Where You Can Find More Information
PROSPECTUS
About this Prospectus
Enbridge Energy Partners, L.P.
Risk Factors
Risks Related to Our Business
Risks Arising from Our Partnership Structure and Relationships with Our General Partner and Enbridge Management
Risks Related to Our Debt and Our Ability to Distribute Cash
Tax Risks to Common Unitholders
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Description of Our Class A Common Units
Cash Distribution Policy
Conflicts of Interest and Fiduciary Responsibilities
Material Tax Consequences
Investment in Enbridge Partners by Employee Benefit Plans
Plan of Distribution
Where You Can Find More Information
Information Regarding Forward-Looking Statements
Legal Matters
Experts

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
AND THE ACCOMPANYING PROSPECTUS

          This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

          If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and our financial data. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, including "Risk Factors" beginning on page S-17 of this prospectus supplement and beginning on page 2 of the accompanying prospectus, and our financial statements and the notes to those statements, before making an investment decision.

          As used in this prospectus supplement and the accompanying prospectus, "we," "us," "our" and "Enbridge Partners" mean Enbridge Energy Partners, L.P. and include our subsidiaries; "Enbridge Energy Company" means Enbridge Energy Company, Inc., our general partner; "Enbridge Management" means Enbridge Energy Management, L.L.C., the delegate of our general partner; and "Enbridge" means Enbridge Inc., the indirect parent of our general partner. Our Class A Common Units represent limited partner interests in Enbridge Energy Partners, L.P. We also have limited partner interests that are represented by Class B Common Units and i-units. All of our Class B Common Units are owned by our general partner and all of our i-units are owned by Enbridge Management. The Class A Common Units, the Class B Common Units and the i-units are referred to in this prospectus supplement as "units."

Enbridge Partners

Business Description

          We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A Common Units are traded on the New York Stock Exchange under the symbol "EEP". We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge owns the Canadian portion of the system. Enbridge, which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America and internationally.

          We began to diversify geographically and operationally through acquisitions of a crude oil gathering and transportation system and of natural gas gathering, treating, processing and transmission systems in 2001, 2002 and 2003, which acquisitions materially increased the size and diversity of our business. On March 1, 2004, we acquired our Mid-Continent system, which transports crude oil from the Cushing, Oklahoma hub to refineries in the U.S. Mid-Continent region and further diversifies our liquids segment. We are also actively pursuing a number of core-system expansion projects that relate to assets previously acquired.

Business Segments

          We conduct our business through three business segments:

  •
  Liquids. This segment includes our Lakehead system, a common carrier pipeline, our North Dakota system, a feeder pipeline that transports crude oil and other liquid hydrocarbons, and our Mid-Continent system, which we acquired on March 1, 2004.

  •
  Lakehead System: The Lakehead system consists primarily of crude oil and liquid petroleum transportation and storage assets in the Great Lakes and Midwest regions of the United States. This system, together with the Enbridge system in Canada owned by Enbridge, forms the longest liquid petroleum pipeline system in the world. The Enbridge/Lakehead system, which spans

      3,100 miles, has been in operation for over 50 years and is the primary transporter of crude oil and liquid petroleum from western Canada to the United States. The Enbridge/Lakehead system serves all the major refining centers in the Great Lakes and Midwest regions of the United States and the Province of Ontario, Canada. Through its interconnection with the Enbridge system, the Lakehead system is well positioned to capitalize on expected increases in crude oil supplies over the next ten years from previously announced heavy crude oil and oil sands projects in the Province of Alberta, Canada.

    •
    North Dakota System: The North Dakota system includes approximately 330 miles of crude oil gathering lines connected to a transportation line that is approximately 620 miles long. The North Dakota system connects directly with the Lakehead system.

    •
    Mid-Continent System: The Mid-Continent system includes over 480 miles of crude oil pipelines and 9.5 million barrels of storage capacity and serves refineries in the U.S. Mid-Continent region from Cushing, Oklahoma.

  •
  Natural Gas. This segment includes the operations of our natural gas gathering and transmission pipelines, treating plants and processing plants and includes the following systems:

  •
  East Texas System: The East Texas system includes approximately 3,200 miles of natural gas gathering and transmission pipelines, six active natural gas treating plants and four active natural gas processing plants. This system includes the system we previously referred to as our Northeast Texas system.

  •
  Anadarko System: The Anadarko system consists of 730 miles of pipeline in southwest Oklahoma and the Texas panhandle, one active natural gas treating plant and two active gas processing plants.

  •
  North Texas System: The North Texas system includes approximately 2,000 miles of natural gas gathering pipelines and five active natural gas processing plants.

  •
  South Texas System: The South Texas system includes approximately 175 miles of natural gas gathering pipelines, an active hydrogen sulfide treatment plant and a natural gas processing plant.

  •
  Harmony System: The Harmony system consists of 150 miles of pipeline in southeast Mississippi, an active natural gas treating plant and an active natural gas processing plant. The Harmony system is being upgraded to integrate a newly acquired natural gas processing plant and related pipeline facilities.

  •
  Palo Duro System: The Palo Duro system, which includes approximately 400 miles of natural gas transmission and gathering pipelines, together with 5,200 horsepower of compression, is located in Texas between our existing Anadarko system and our North Texas system.

    This segment also includes the following major systems:

    •
    the Kansas Pipeline, Midla Pipeline, AlaTenn Pipeline and UTOS Pipeline systems, which are interstate natural gas transmission pipelines regulated by the Federal Energy Regulatory Commission; and

    •
    the Bamagas Pipeline, Mid-Louisiana Gas Transmission Pipeline and Magnolia Pipeline systems, which are intrastate natural gas transmission pipelines.

    Our natural gas gathering and processing segment also includes the transportation of natural gas liquids, crude oil and carbon dioxide by rail and road and the related rail cars, trucks and trailers.

  •
  Marketing. This segment provides natural gas supply, transmission and sales services.

          Our principal executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

Business Strategy

          Our strategy is to continue to increase cash distributions to unitholders. To execute this strategy, we intend to:

  •
  expand and increase the utilization of our pipeline systems' capacity to meet the supply of and demand for hydrocarbons in the markets they serve; and

  •
  develop and acquire complementary energy delivery assets, particularly in the Gulf Coast region of the United States, and improve the financial performance and operating efficiency of acquired assets.

We continually evaluate and are currently pursuing growth opportunities for our liquids and natural gas segments both through acquisitions and capital projects for the expansion of our systems. We believe that attractive acquisition opportunities will arise from time to time and that we are well positioned to acquire additional assets that meet our financial and operational criteria, and any such acquisition could be significant.

          Any future acquisition could present a number of risks, as discussed under "Risk Factors — Risks Related to Our Business" on page S-17 of this prospectus supplement and under "Risk Factors — Risk Factors Related to Our Business — Our acquisition strategy may be unsuccessful if we incorrectly predict operating results, are unable to identify and complete future acquisitions and integrate acquired assets or businesses or are unable to raise financing on acceptable terms" in the accompanying prospectus.

Competitive Strengths

          Our business strategy is supported by the following competitive strengths:

  •
  Strategic Market Position: The Enbridge/Lakehead system is the primary transporter of western Canadian crude oil to the Great Lakes and upper Midwest regions of the United States and the sole transporter of western Canadian crude oil to the Province of Ontario, Canada.

  •
  Diversified Business and Geographical Presence: Our business consists of a diverse group of energy delivery assets located in some of North America's most significant areas of hydrocarbon supply and demand.

  •
  Low Cost Operations: The Enbridge/Lakehead system is among the lowest cost transporters of crude oil and liquid petroleum in North America, based upon operating cost per barrel mile transported.

  •
  Competitive Cost of Capital: Our cost of capital, due to our partnership structure, helps us effectively compete in acquiring assets and expanding our existing systems.

  •
  Diversified Access to Capital Markets: Our investment grade credit rating, as well as the institutional share/i-unit structure established in connection with the offering of Enbridge Management's shares, provides us diversified access to both the debt and equity capital markets.

  •
  Experienced Management: Our management has substantial industry experience and a strong track record of growth through development and enhancement of existing assets, as well as through acquisitions.

  •
  Beneficial Relationship with Enbridge: Our relationship with Enbridge provides us with possible acquisition opportunities and with managerial, financial and operational expertise that might not otherwise be available to us.

Recent Developments

East Texas System Expansion

          We have commenced work on a $150 million expansion of our East Texas system by adding a new pipeline that will originate at our existing facilities near Bethel in Anderson County, Texas, and terminate at the Carthage Hub in Panola County, Texas. With an initial design capacity of approximately 500
MMcf/d, we expect the new 128-mile natural gas transmission pipeline to relieve transportation constraints now faced by regional producers and shippers, including producers from the Bossier Sands and the Barnett Shale. Shippers have contractually committed for approximately 80% of the capacity of the new pipeline, and we can increase its capacity, if needed, through additional compression. The expansion will create an economically viable connection to new market delivery points for shippers, primarily through the Carthage Hub, and will provide markets for production sourced for our existing East Texas system. We expect to place the new pipeline in service by mid-2005.

Expansion of Cushing Storage Capacity

          Approximately 20% of our current 8.3 million barrel storage capacity at Cushing, Oklahoma is used in our own operations and the balance is leased to third parties. In light of third-party demand for additional independent storage at Cushing, our management has approved the construction, at a cost of $46 million, of up to eight additional storage tanks, with an aggregate capacity of up to 3.7 million barrels, at our Cushing location. We have finalized commercial commitments for the first stage, involving four tanks. This first stage is expected to be placed in service during late 2005 and will add 2.3 million barrels of crude oil storage capacity at our Cushing terminal. The storage tanks have been contracted to a customer, and we will earn a fee on the contracted tankage. Commercial negotiations on the second stage of the project, which involves the construction of an additional four storage tanks, are progressing with interested parties.

Anadarko System Expansion

          In order to add gas processing capacity on our Anadarko system, we have commenced construction of a new $29 million natural gas processing plant and also intend to add additional compression on the system. The new plant and additional compression is expected to be placed in service in early 2005 and would add approximately 100 MMcf/d of natural gas processing capacity. We are currently considering increasing the scale of the processing plant, which would provide for incremental capacity over the current scope. Depending on the final capacity specifications for the plant and associated facilities, the estimated project costs could increase to between $34 million and $48 million.

Liquids Segment Expansion

          Two market access initiatives previously announced by us and Enbridge, the Southern Access project and the Spearhead Pipeline project, respectively, continue to be pursued with customers. The Canadian Association of Petroleum Producers ("CAPP") has been presented with a proposal for the Southern Access project that involves a phased multi-stage expansion. Ongoing discussions with CAPP and individual customers indicate that a phased expansion approach is a more cost effective way to provide capacity.

          During September 2004, Enbridge announced an open season for its Spearhead Pipeline project. The Spearhead Pipeline project involves the reversal of 650 miles of existing pipeline previously in service from Cushing to Chicago. The open season on the Spearhead Pipeline project has concluded. The project is conditional upon support from CAPP and approval of pipeline regulators. The Spearhead Pipeline project would provide additional outlets for western Canadian crude oil, which would flow through the Lakehead system.

Sale of Class A Common Units

          On September 15, 2004, we issued 3.68 million Class A Common Units at a public offering price of $47.90 per unit, which generated proceeds, net of underwriters' fees and discounts, commissions and offering expenses, of approximately $168.6 million. In addition to the proceeds generated from the unit issuance, our general partner contributed approximately $3.6 million to us to maintain its 2% general partner interest in us. Of the net proceeds from the offering, approximately $165.0 million was used to repay the amount then outstanding under our three-year term senior credit facility.

Rate Refund on Kansas Pipeline System

          On October 8, 2004, the Federal Energy Regulatory Commission, or FERC, issued a Remand Order relating to initial rates on our Kansas Pipeline System for the period from December 1997 to November 2002. We acquired the Kansas Pipeline System on October 17, 2002. In the Remand Order, the FERC found that the proper initial rates are lower than the rates previously approved by the FERC. In accordance with the FERC's findings, any difference between what was collected and these revised initial rates for the period of time between December 1997 and November 2002, plus interest compounded quarterly, is subject to refund. On November 8, 2004, we submitted a request to the FERC for a 30-day extension of the deadline for submitting the refund plan. The purpose of the request is to enable us to undertake discussions with the Missouri Public Service Commission on the appropriate manner in which to calculate refunds. On the same date, we also filed for a rehearing of the Remand Order.

          We estimate the amount of the refund will be approximately $14 million, including interest of approximately $2.6 million, of which $12.0 million has been recorded in the Consolidated Statement of Income as of September 30, 2004 and approximately $2 million will be recorded in the fourth quarter of 2004. The refund plan is subject to the approval of the FERC. The rate refunds relate almost entirely to a time period prior to our ownership of the Kansas Pipeline System.

Pending Acquisition of Natural Gas Gathering and Processing Assets

          On November 18, 2004, we entered into a definitive purchase agreement to acquire natural gas gathering and processing assets in North Texas from Devon Energy Corporation for approximately $165 million in cash, excluding normal closing adjustments. We anticipate that the acquisition will close by the end of 2004, subject to satisfaction of normal closing conditions and obtaining customary regulatory approvals.

          The assets to be acquired primarily serve areas of the Fort Worth Basin, which are mature but experiencing minimal production decline rates. The assets include approximately 2,200 miles of gas gathering pipelines and three processing plants with aggregate processing capacity of 81 MMcf/d of natural gas per day. Total current inlet volumes are approximately 55 MMcf/d.

          The natural gas produced in this region contains a significant quantity of natural gas liquids and currently yields approximately six gallons per thousand cubic feet of natural gas. Net revenue is derived by purchasing raw natural gas from producers at the wellhead, processing the gas and then selling the natural gas liquids and residue gas streams. We plan to manage the potential commodity price exposure inherent in these purchase-and-sale transactions within the parameters of our existing cash-flow-at-risk model.

Recent Litigation

          On November 9, 2004, a complaint was filed in the U.S. Federal District Court in Kansas by Dennis M. Langley against us, some of our affiliates and third parties. In 1999, the plaintiff sold all the stock of The Bishop Group, Ltd., a Kansas corporation, to K-Pipe Merger Corporation. Certain of the assets owned by The Bishop Group, Ltd. at the time of the sale were subsequently acquired by Midcoast Energy

Resources, Inc. In 2002, we acquired the Midcoast systems from our general partner, which had acquired Midcoast by merger in 2001. The plaintiff alleges in effect that certain transactions that occurred between the acquisition of the stock of The Bishop Group, Ltd. by K-Pipe Merger Corporation and our acquisition of the Midcoast systems may result in additional tax liability to the plaintiff and created an indemnity obligation on the part of K-Pipe. The plaintiff further alleges that Midcoast has assumed these obligations and that we are responsible for these obligations as a successor to Midcoast.

          No specific amount is claimed in the complaint, nor are we aware of any IRS deficiency assessment against the plaintiff or the amount of any deficiency that may be asserted against the plaintiff. However, based on preliminary communications with the plaintiff, we believe the amount in controversy could be up to $25 million. The plaintiff's complaint alleges breach of contracts, fraud by misrepresentation and silence, conspiracy, and unjust enrichment/quantum meruit and seeks a declaratory judgment that it is entitled to indemnification and reimbursement, actual and compensatory damages and attorneys' fees and various other costs and expenses. The suit is in its early stages, and we cannot predict the ultimate outcome of this litigation.

Organizational Structure

          The following chart shows our organization and ownership structure as of the date of this prospectus supplement. The ownership percentages referred to in this prospectus supplement reflect the approximate effective ownership in us.

Enbridge Inc.
(NYSE: ENB) (TSX: ENB)
Publicly owned
100% (indirectly owned)
Enbridge Energy Company, Inc.
2% general partner interest and incentive distribution rights and 6.5% limited partner interest (Class B Common Units)
Enbridge Energy Management, L.L.C. voting share
17.2% interest
82.8% interest
Enbridge Energy Management, L.L.C.
(NYSE: EEQ)
Publicly owned
Management & Control
18.1% limited partner interest (i-units)
Enbridge Energy Partners, L.P.
(NYSE: EEP)
Publicly owned
73.4% limited partner interest (Class A Common Units)
Operating Subsidiaries
Enbridge Inc. holds an effective 11.6% interest in EEP through its ownership in Enbridge Management, general partner and Class B limited partner interests

Ownership of Enbridge Energy Partners, L.P. as of November 30, 2004

i-units owned by Enbridge Management	18.1%
Class A Common Units owned by the public	73.4%
Class B Common Units owned by Enbridge Energy Company	6.5%
General Partner Interest	2.0%

Total	100.0%

          Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage and control our business and affairs under a Delegation of Control Agreement with our general partner. Enbridge Management's shares representing limited liability company interests are traded on the New York Stock Exchange under the symbol "EEQ". Its principal asset is a class of our limited partner interests, referred to as "i-units".

The Offering

Securities Offered	$200,000,000 principal amount of % Notes due 2014 and $100,000,000 principal amount of % Notes due 2034.
Interest Rate	% per annum with respect to the 2014 Notes and % per annum with respect to the 2034 Notes.
Interest Payment Dates	December 15 and June 15 of each year, beginning June 15, 2005, to holders of record as of December 1 and June 1, respectively.
Maturity	December 15, 2014 with respect to the 2014 Notes and December 15, 2034 with respect to the 2034 Notes.
Use of Proceeds
To repay borrowings under our $600 million three-year term senior credit facility. We expect to re-borrow under that credit facility to fund a portion of our current capital expansion projects and acquisitions. These include:
• the $150 million East Texas system expansion;
• the pending acquisition of natural gas gathering and processing assets in North Texas from Devon for approximately $165 million;
• the construction of additional storage tanks at our Cushing terminal for $46 million; and
• the construction of an additional gas processing plant and the implementation of additional compression on the Anadarko system for $29 million.
All or a portion of the net proceeds of this offering may be temporarily invested in short-term investment grade securities pending such use. Please read "Use of Proceeds."
Optional Redemption
Upon 30 to 60 days' prior notification to noteholders, we may redeem the notes for cash. Redemption of the notes can be in whole or in part at any time, at our option. The redemption price will include a make-whole premium.
Ranking	The notes will:
• be our senior unsecured indebtedness;
• rank equally in right of payment with all our existing and future unsubordinated indebtedness; and
•
be effectively junior in right of payment to any secured indebtedness that we may have and to all existing and future indebtedness and other liabilities of our subsidiaries, which own all of our operating assets.

We conduct substantially all of our business through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2004, our subsidiaries had $547.4 million of indebtedness to unaffiliated third parties. Please read "Description of Notes — Ranking."

The indenture does not limit the amount of unsecured debt we may incur. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes.
Certain Covenants and Events of Default	We will issue the notes under a supplement to the indenture dated May 27, 2003, between us and SunTrust Bank, as trustee. The indenture includes certain covenants, including limitations on:
• securing indebtedness by liens on principal properties; and
• engaging in sale-leaseback transactions.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of Notes."
The indenture provides for events of default, including default on other significant indebtedness.
Form and Denomination
The notes of each series will be represented by one or more global notes. The global notes of each series will be deposited with the trustee as custodian for The Depository Trust Company, or "DTC".
The global notes of each series will be shown on, and transfers of the notes of each series will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.
Notes issued or transferred will be in minimum principal denominations of $1,000 and multiples thereof.
Ratings
We expect the notes to be assigned ratings of Baa2 by Moody's Investors Service, Inc. and BBB by Standard & Poor's Rating Services. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any such ratings may not continue and they may be revised downward or withdrawn entirely at any time.
Risk Factors
See "Risk Factors" beginning on page S-17 of this prospectus supplement and beginning on page 2 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.
Same-day Settlement	So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will be settled in immediately available funds.
Trading	We do not expect to list either series of notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Additional Issuances
We may, at any time, without the consent of the holders of the notes, issue additional notes of either series having the same interest rate, maturity and other terms as the notes of the corresponding series. Any additional notes having such similar terms, together with the notes of the corresponding series, may constitute a single series under the indenture.
Trustee, Registrar and Transfer Agent	SunTrust Bank.
Governing Law	The notes and the indenture relating to the notes will be governed by New York law.

Summary Historical Financial and Operating Data

          We have derived the summary historical financial data as of and for each of the years ended December 31, 2001, 2002 and 2003 from our audited financial statements and related notes. We have derived the summary historical financial and operating data as of September 30, 2003 and 2004 and for the nine-month periods then ended from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the data. The results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for any other period or for the full fiscal year. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2004, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

          We acquired the North Dakota system on May 18, 2001, the East Texas system on November 30, 2001, the Midcoast, Northeast Texas and South Texas systems on October 17, 2002, the North Texas system on December 31, 2003 and the Mid-Continent and Palo Duro systems on March 1, 2004. Our summary financial information as of and for the years ended December 31, 2001, 2002 and 2003, and for the nine-month periods ended September 30, 2003 and 2004 reflects the inclusion of these systems as of the dates they were acquired.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in millions)
Income Statement Data:
Operating revenue	$342.3	$1,185.5	$3,172.3	$2,411.9	$2,957.0

Operating and administrative expenses	180.7	967.6	2,880.6	2,199.6	2,695.6
Depreciation and amortization	63.8	79.9	97.4	70.3	89.2

Total operating expenses	244.5	1,047.5	2,978.0	2,269.9	2,784.8

Operating income	97.8	138.0	194.3	142.0	172.2
Rate refunds	—	—	—	—	(12.0)
Other income (expense)	0.9	(0.2)	2.4	1.7	2.2
Interest expense	(59.3)	(59.2)	(85.0)	(64.3)	(65.8)
Minority interest	(0.5)	(0.5)	—	—	—

Net income	$38.9	$78.1	$111.7	$79.4	$96.6

Financial Position Data (at period end):
Property, plant and equipment, net	$1,486.6	$2,253.3	$2,465.6	$2,277.4	$2,693.7
Total assets	1,649.2	2,834.9	3,231.8	2,961.5	3,601.0
Long-term debt	715.4	1,011.4	1,155.8	1,146.8	1,435.7
Loans from General Partner and affiliates	176.2	444.1	133.1	130.9	139.8
Partners' capital:
Class A common units	577.0	604.8	914.9	711.3	1,036.0
Class B common units	48.8	48.7	64.2	53.3	67.8
i-units	—	335.6	370.7	353.8	392.8
General partner	6.5	18.8	27.5	22.3	31.1
Accumulated other comprehensive income (loss)	11.9	(16.3)	(64.0)	(59.2)	(136.6)

Total partners' capital	$644.2	$991.6	$1,313.3	$1,081.5	$1,391.1

Other Financial Data:
EBITDA(1)	$162.0	$217.2	$294.1	$214.0	$251.6
Cash flow provided by operating activities	125.3	200.8	148.2	136.9	225.9
Cash flow (used in) investing activities	(302.1)	(557.2)	(431.0)	(97.9)	(313.4)
Cash flow provided by (used in) financing activities	179.8	376.5	286.9	(20.4)	117.1
Additions to property, plant and equipment and asset acquisitions included in investing activities	(300.0)	(563.9)	(423.5)	(93.4)	(314.5)

	Year Ended December 31,
											Nine Months Ended September 30, 2004
	1999		2000		2001		2002		2003
Ratio of earnings to fixed charges(2)	2.26	x	1.98	x	2.10	x	2.04	x	2.25	x	2.44	x
	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
Liquids:
Lakehead
Barrel miles (billions)(3)	333	341	345	250	274
Deliveries (thousands of barrel miles per day)(4)
United States	960	937	1,003	971	1,060
Ontario	355	365	351	347	359

Total deliveries	1,315	1,302	1,354	1,318	1,419
Average haul (miles)	696	717	698	696	705
Mid-Continent
Deliveries (thousands of barrel miles per day)(4)	—	—	—	—	236
North Dakota
Deliveries (thousands of barrel miles per day)(4)	70	78	77	77	81
Natural Gas:
Average daily volume(5)
East Texas(6)	394,000	551,000	579,000	574,000	643,000
Anadarko	—	203,000	256,000	249,000	321,000
North Texas	—	—	—	—	192,000
South Texas	—	13,000	38,000	36,000	42,000
UTOS	—	275,000	213,000	222,000	227,000
Midla	—	91,000	108,000	116,000	106,000
AlaTenn	—	54,000	61,000	59,000	60,000
Kansas	—	40,000	53,000	46,000	45,000
Bamagas	—	16,000	14,000	17,000	33,000
Other major intrastates	—	184,000	182,000	182,000	187,000

Total	394,000	1,427,000	1,504,000	1,501,000	1,856,000

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(dollars in millions)
Net income	$38.9	$78.1	$111.7	$79.4	$96.6

Add (deduct):
Depreciation and amortization	63.8	79.9	97.4	70.3	89.2
Interest expense	59.3	59.2	85.0	64.3	65.8
Income taxes	—	—	—	—	—

EBITDA	$162.0	$217.2	$294.1	$214.0	$251.6

Add (deduct):
Interest expense	(59.3)	(59.2)	(85.0)	(64.3)	(65.8)
Other adjustments to reconcile net income to cash provided from operating activities(7)	0.3	(2.9)	(0.4)	(0.2)	(0.4)
Changes in operating assets and liabilities, net(8)	22.3	45.7	(60.5)	(12.6)	40.5

Cash flow provided by operating activities	$125.3	$200.8	$148.2	$136.9	$225.9

(1)
We define EBITDA as net income before (a) depreciation and amortization, (b) interest expense, net of capitalized interest and (c) income taxes. EBITDA is used as a supplemental financial measurement in the evaluation of our business, as described more fully below, and should not be considered as an alternative to net income as an indicator of our operating performance, cash flows provided by operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States of America or as a measure of liquidity. EBITDA is not defined under accounting principles generally accepted in the United States of America, and it may not be the same as similarly titled measures used by others.

EBITDA is used as a supplemental financial measure to assess: (a) the ability of assets to generate cash sufficient to pay interest costs and make cash distributions to unitholders, (b) the financial performance of assets and (c) the appropriateness of the purchase price of assets being considered for acquisition. As such, this supplemental financial measure provides a basis for investors and management to assess and measure performance over time and in relation to companies who own similar assets. Moreover, our revolving credit agreements require us to use EBITDA in calculating certain financial ratios. Although EBITDA is used as a supplemental financial measure to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders as noted above, the amount of cash available for such payments is also subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities. The table set forth on page S-15 shows (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our cash flow provided by operating activities.

(2)
For purposes of calculating the ratio of earnings to fixed charges:

•
"fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•
"earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

(3)
"Barrel miles" is a measurement of how fully a pipeline is used over its length and is calculated by multiplying the amount of each individual delivery (measured in barrels) by the distance it is shipped (measured in miles) and then adding the results so obtained for all deliveries.

(4)
"Deliveries" means the amount of liquid hydrocarbons delivered by a pipeline to certain points along the system and is quantified using a barrel as a unit of measure. "Barrels per day" delivery data is a measurement of average deliveries for the indicated period and is computed by dividing the number of barrels delivered for the period by the number of days in the period. North Dakota deliveries includes trunkline and gathering deliveries.

(5)
In millions of British thermal units per day, or "MMBtu/day." The full year volume data for Natural Gas systems for 2002 is shown for informational purposes and includes data from the records of the previous owner, our general partner.

(6)
East Texas now includes the combined system previously referred to as East Texas and Northeast Texas. Because the original East Texas system was acquired on November 30, 2001, the average daily volume shown for 2001 is for the month of December only.

(7)
As disclosed on our Consolidated Statements of Cash Flows.

(8)
Summation of "Changes in operating assets and liabilities" as disclosed on our Consolidated Statements of Cash Flows.

RISK FACTORS

          In addition to the other information set forth elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, the following factors relating to us and the offering should be considered carefully before making an investment in the notes.

Risks Related to Our Business

  •
  Our financial performance could be adversely affected if our pipeline systems are used less.

  •
  Changes in our tariff rates or challenges to our tariff rates could have a material adverse effect on our financial condition and results of operations.

  •
  Competition may reduce our revenues.

  •
  Our natural gas marketing operations involve market and regulatory risks.

  •
  Our results may be adversely affected by commodity price volatility and risks associated with our hedging activities.

  •
  Compliance with environmental and operational safety regulations, including any remediation of soil or water pollution or hydrostatic testing of our pipeline systems, may increase our costs and reduce our revenues.

  •
  Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition.

  •
  Our acquisition strategy may be unsuccessful if we incorrectly predict operating results for acquired assets or businesses, are unable to identify and complete pending or future acquisitions and integrate acquired assets or businesses or are unable to raise financing on acceptable terms. In addition, at any given time, discussions with one or more potential sellers of assets may be at different stages. We can provide no assurance that any of these discussions will result in the consummation of an acquisition transaction, nor can we predict the effect, if any, that any announcement or consummation of an acquisition transaction would have on the trading price of our securities or the ratings of our debt.

  •
  Oil measurement losses on the Lakehead system can be materially impacted by changes in estimation, commodity price differentials and other factors.

  •
  Canada's ratification of the Kyoto Protocol may adversely impact our operations.

  A recent appellate court decision that eliminated an allowance for income tax in an unrelated pipeline's cost of service, if applied to our FERC-regulated systems, could adversely affect our rates.

          In July 2004, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision regarding the proper income tax allowance for SFPP, a pipeline owned by another publicly traded partnership, BP West Coast Products LLC v. FERC (No. 99-1020). The FERC had included an income tax allowance in SFPP's cost of service. The Court of Appeals (a) eliminated the tax allowance in SFPP's cost of service because the SFPP limited partnership itself had no tax liability and (b) remanded the case to the FERC for further review. We cannot predict the outcome of the FERC's action on remand. Likewise, further appellate review of the BP West Coast decision is discretionary with the courts, and we cannot predict whether it will occur.

          Parties could challenge the rates on our common carrier interstate liquids pipelines on the basis that those rates are not just and reasonable. Such a challenge could seek a prospective change in our pipelines' rates, as well as reparations (i.e., damages for overcharges for specific shippers) for up to two years prior to the date of the complaint. An income tax allowance is one of many elements supporting a pipeline's rates for service (others include equity investment, rate of return, operation and maintenance expenses, depreciation and volume). If a rate review process were to be initiated, and the BP West Coast decision were followed, our rates for our interstate liquids pipelines would no longer include an income tax allowance. Depending on the conclusions reached with respect to the other various rate elements, apart from the income tax allowance, such a ruling could reduce our rates, which would impact our results of operations and cash flows.

          The Court's decision on income tax allowance in BP West Coast does not directly address the rate methodology for interstate natural gas pipelines regulated by the FERC, although the FERC has historically applied a similar tax allowance methodology to natural gas pipelines. If the rationale in the BP West Coast decision were adopted on remand and extended to FERC-regulated natural gas pipelines, the future rates charged by our interstate natural gas pipelines might not include an income tax allowance. Such a change would be prospective only and would not include reparations for prior periods.

          Our pipeline rates have been established under a variety of different circumstances including settlements and tariff indexing. Since an income tax allowance is only one of many elements supporting our pipelines' rates for service, we cannot predict with certainty what rates we will be allowed to charge in the future, or the potential impacts of the BP West Coast decision.

Risks Related to the Notes

  •
  The notes will be senior unsecured obligations. As such, the notes will be effectively junior to any secured debt we may have, to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to the existing and future secured debt of any subsidiaries that guarantee the notes in the future.

  •
  We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

  •
  You cannot be sure that an active trading market will develop for the notes.

  •
  We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

          Please read "Risk Factors" beginning on page 2 of the accompanying prospectus for a more detailed discussion of these and other factors that you should consider before making an investment in the notes.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  demand for, the supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids in the United States, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

  •
  throughput levels and rates;

  •
  changes in, or challenges to, our tariff rates;

  •
  our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

  •
  the successful completion of our expansion projects;

  •
  service interruptions in our liquids transportation systems, natural gas transportation systems or natural gas gathering and processing operations;

  •
  shut-downs or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, natural gas or other products or to whom we sell natural gas;

  •
  changes in laws or regulations to which we are subject;

  •
  our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

  •
  loss of key personnel;

  •
  the effects of competition, in particular, by other pipeline systems;

  •
  hazards and operating risks that may not be covered fully by insurance;

  •
  the condition of the capital markets in the United States;

  •
  the political and economic stability of the oil producing nations of the world; and

  •
  general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements.

          When considering forward-looking statements, please review the risk factors described under "Risk Factors" beginning on page S-17 of this prospectus supplement and beginning on page 2 of the accompanying prospectus.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately $297.6 million after payment of estimated offering expenses of approximately $200,000. We intend to use the net proceeds from the offering to repay borrowings under our $600 million three-year term senior credit facility. We expect to re-borrow under that credit facility to fund a portion of our current capital expansion projects and acquisitions. These include:

  •
  the $150 million East Texas system expansion;

  •
  the pending acquisition of natural gas gathering and processing assets in North Texas from Devon for approximately $165 million;

  •
  the construction of additional storage tanks at our Cushing terminal for $46 million; and

  •
  the construction of an additional gas processing plant and the implementation of additional compression on the Anadarko system for $29 million.

All or a portion of the net proceeds of this offering may be temporarily invested in short-term investment grade securities pending such use.

          As of September 30, 2004, $320.0 million was outstanding under our senior credit facility at a weighted average interest rate of 2.01% per annum. These borrowings were incurred primarily to fund acquisitions and capital expenditures to enhance existing systems. We may reborrow under our senior credit facility at any time for such purposes or other partnership purposes.

CAPITALIZATION

          The following table shows our capitalization at September 30, 2004 and our as adjusted consolidated capitalization as of September 30, 2004 after giving effect to the initial application of the estimated net proceeds of this offering as described under "Use of Proceeds." This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(dollars in millions)
Cash	$94.0	$91.6
Short-term debt:
Current portion of first mortgage notes	31.0	31.0

Total short-term debt	31.0	31.0
Long-term debt:
First mortgage notes(1)	217.0	217.0
3-year term senior credit facility	320.0	20.0
7.9% senior notes due 2012(1)	100.0	100.0
7% senior notes due 2018(1)	100.0	100.0
7 1/8% senior notes due 2028(1)	100.0	100.0
4% notes due 2009	200.0	200.0
4.75% notes due 2013	200.0	200.0
5.95% notes due 2033	200.0	200.0
% notes due 2014	0	200.0
% notes due 2034	0	100.0
Unamortized discount	(1.3)	(1.3)

Total long-term debt	1,435.7	1,435.7
Loans from Enbridge affiliates(2)	139.8	139.8
Partners' capital	1,391.1	1,391.1

Total capitalization	$2,997.6	$2,997.6

(1)
Debt of Enbridge Energy, Limited Partnership, one of our subsidiaries.

(2)
These loans are subordinated to our senior debt (including the notes).

DESCRIPTION OF NOTES

          The notes will constitute two new series of debt securities under an indenture dated as of May 27, 2003, between us and SunTrust Bank, as trustee. References to the "notes" in this "Description of Notes" are to both series of notes unless otherwise indicated or the context otherwise requires. We will issue the notes of each series under a supplement to such indenture setting forth the specific terms applicable to the notes of such series, and references to the "indenture" in this description mean such indenture as so supplemented. You can find the definitions of various terms used in this description under "— Certain Definitions" beginning on page 25 of the accompanying prospectus.

          This description is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under "Description of Debt Securities" and the provisions of the indenture that may be important to you before investing in the notes. This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to "we," "us" or "our" are to Enbridge Energy Partners, L.P. only, and not its subsidiaries, unless otherwise indicated.

          The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series.

General

        The Notes.    The notes:

  •
  will be our general unsecured, senior obligations;

  •
  will constitute two new series of debt securities issued under the indenture, and such series will be initially limited to the following aggregate principal amounts: $200.0 million of 2014 Notes and $100.0 million of 2034 Notes;

  •
  will mature on December 15, 2014 with respect to the 2014 Notes and on December 15, 2034 with respect to the 2034 Notes;

  •
  will not be entitled to the benefit of any sinking fund; and

  •
  initially will be issued only in book-entry form represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC.

        Interest.    Interest on the notes will:

  •
  accrue at the rate of    % per annum with respect to the 2014 Notes and    % per annum with respect to the 2034 Notes;

  •
  accrue from December     , 2004 or the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on December 15 and June 15 of each year, commencing on June 15, 2005;

  •
  be payable to holders of record on the December 1 and June 1 immediately preceding the related interest payment dates;

  •
  be computed on the basis of a 360-day year consisting of twelve 30-day months; and

  •
  be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

        Payment and Transfer.    Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office or agency of the trustee located at Wall Street Plaza, 88 Pine Street, 19th Floor, New York, New York 10005, c/o Computershare Trust Company.

          Payment of principal, premium, if any, and interest on notes in global form registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee, as the registered holder of such global notes. If any of the notes are no longer represented by a global note, payments of interest on notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 of notes. All funds that we provide to the trustee or a paying agent for the payment of principal of and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

          No service charge will be imposed for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of notes. We are not required to register the transfer of or to exchange any note (1) selected or called for redemption or (2) during a period of 15 days before mailing notice of any redemption of notes.

          The registered holder of a note will be treated as its owner for all purposes, and all references in this description to "holders" mean holders of record, unless otherwise indicated.

        Replacement of Securities.    We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional Issuances

          We may from time to time, without notice or the consent of the holders of the notes of either series, create and issue additional notes of that series ranking equally and ratably with the original notes in all respects (except for the payment of interest accruing prior to the date such additional notes are initially issued under the indenture), so that such additional notes form a single series with the original notes and have the same terms as to status, redemption or otherwise as the original notes.

Optional Redemption

          The notes of each series will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve

    30-day months) at the Treasury Rate (as defined below) plus    basis points with respect to the 2014 Notes and    basis points with respect to the 2034 Notes;

plus, in either case, accrued interest to the date of redemption. The actual redemption price, calculated as provided in this description, will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

          Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC's customary practices.

          For purposes of determining the optional redemption price, the following definitions are applicable:

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

          "Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means either Wachovia Capital Markets, LLC or ABN AMRO Incorporated, as specified by us, and any successor firm, or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

          "Reference Treasury Dealer" means each of Wachovia Capital Markets, LLC and ABN AMRO Incorporated, plus two other dealers selected by the trustee that are primary U.S. government securities dealers in New York City and their respective successors; provided, if any of Wachovia Capital Markets, LLC or ABN AMRO Incorporated or any primary U.S. government securities dealer selected by the trustee shall cease to be a primary U.S. government securities dealer, then such other primary U.S. government securities dealers as may be substituted by the trustee.

          "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

          "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption

  "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

          Except as set forth above, the notes will not be redeemable by us prior to maturity, will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

Ranking

          The notes will be unsecured, unless we are required to secure them as described under "Description of Debt Securities — Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens" beginning on page 23 of the accompanying prospectus. The notes will also be our unsubordinated obligations and will rank equally in contractual right of payment with all of our other existing and future unsubordinated indebtedness.

          We currently conduct substantially all our operations through our Subsidiaries, and our Subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our Subsidiaries, including trade payables, except for any Subsidiary guarantees as described below under "— Potential Guarantee of Notes by Subsidiaries." This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our Subsidiaries may incur, and it permits us and our Subsidiaries to incur some secured debt in addition to the existing 9.15% first mortgage notes of Enbridge Energy, Limited Partnership.

          As of September 30, 2004, we and our Subsidiaries had $1,606.5 million of consolidated indebtedness, of which $547.4 million is note indebtedness of our Subsidiaries (which will be effectively senior to all other indebtedness) and the remaining $1,059.1 million is our direct indebtedness. See "Capitalization."

Potential Guarantee of Notes by Subsidiaries

          Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes as described and to the extent provided under "Description of Debt Securities — Potential Guarantee of Debt Securities by Subsidiaries" on page 12 of the accompanying prospectus.

Certain Covenants

          For a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions, please see "Description of Debt Securities — Covenants" beginning on page 13 of the accompanying prospectus.

          The indenture includes certain covenants, including:

  •
  limitations on securing indebtedness by liens on principal properties;

  •
  limitations on engaging in sale-leaseback transactions;

  •
  limitations on mergers, amalgamations or consolidations with or into other persons or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of our assets to another person; and

  •
  requiring certain reporting obligations.

Please read "Description of Debt Securities — Covenants — Merger, Amalgamation, Consolidation and Sale of Assets," " — Covenants — Reports," " — Provisions Applicable Solely to Senior Debt Securities — Limitations on Liens" and " — Provisions Applicable Solely to Senior Debt Securities —Restriction on Sale-Leasebacks" in the accompanying prospectus.

Events of Default

          In addition to the Events of Default described in the accompanying prospectus beginning on page 14, the following is an Event of Default with respect to the notes under the indenture:

  •
  default by us or any of our Subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $25 million and 2% of total partners' capital in our partnership, or acceleration of any Debt having a principal amount in excess of the greater of such amounts so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 30 days after notice.

          As of September 30, 2004, 2% of total partners' capital in our partnership was approximately $27.8 million.

          A default described in the preceding bullet point will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes of that series notify us and, if the notes are then guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor, of the default and such default is not cured within 60 days after receipt of the notice.

Book-Entry System

          Initially, the notes of each series will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below.

          Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "— Exchange of Book-Entry Notes for Certificated Notes."

          Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including some or all of the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each beneficial owner and of each security held by or on behalf of DTC is recorded on the records of the Participants and the Indirect Participants.

          DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

          Investors in the Global Notes may hold their interests directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

          The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see "— Exchange of Book-Entry Notes for Certificated Notes."

          Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

          All payments in respect of a Global Note registered in the name of a nominee of DTC will be payable to such nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the underwriters, the trustee nor any of our or their agents has or will have any responsibility or liability for (a) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership of the notes or (b) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices of the Participants and Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from the nominee of DTC as the registered owner of the Global Notes for all purposes.

          Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described below under "— Exchange of Book-Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

          The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Exchange of Book-Entry Notes for Certificated Notes

          A Global Note is exchangeable for definitive notes in registered certificated form if we elect or (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and (2) we fail to appoint a successor depositary within 90 days. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

FEDERAL TAX CONSIDERATIONS

General

          The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who purchases the notes for cash in the original offering at their "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who holds the notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

          In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion also does not address the tax considerations to subsequent purchasers of the notes and does not address tax considerations arising under U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction.

          We will treat the notes as our indebtedness for U.S. federal income tax purposes, and this discussion assumes that such treatment will be respected.

          Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

          You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

  •
  an individual U.S. citizen or resident alien (including certain former citizens and former long-term residents);

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S. or any political subdivision thereof;

  •
  an estate whose world-wide income is subject to U.S. federal income taxation; or

  •
  a trust that either is subject to the supervision of a court within the United States and which has one or more U.S. persons with authority to control all substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

          If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

  Interest on the Notes

        We anticipate that the notes will be issued with a de minimus amount of original issue discount for U.S. federal income tax purposes. If, however, the notes' stated redemption price at maturity (generally, the sum of payments under a note other than payments of stated interest unconditionally payable at least annually) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payment attributable to this income. Assuming the notes are issued with less than a de minimus amount of original issue discount, the stated interest on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

  Sale, Exchange, Redemption or Other Disposition of the Notes

        Upon the disposition of a note by sale, exchange, redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (1) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (2) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Consequences to Non-U.S. Holders

          You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are not a U.S. holder.

  U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the notes provided that:

  •
  you do not actually or constructively own 10% or more of our units;

  •
  you are not a controlled foreign corporation that is related to us; and

  •
  you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

In each case, (a) you must provide your name and address on an IRS Form W-8BEN (or successor form), and certify under penalty of perjury, that you are not a U.S. person, (b) a financial institution holding the notes on your behalf must certify, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from you and must provide us with a copy, or (c) you must hold your notes directly through a "qualified intermediary," and the qualified intermediary must have sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

          If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

  U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. If a non-U.S. holder is eligible for the benefits of a tax treaty betweeen the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax on a net income basis only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax. To claim this exemption from withholding, a non-U.S. holder must provide us with a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by you of a trade or business in the United States.

          Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. federal income tax unless:

  •
  that gain or income is effectively connected with the conduct of a trade or business in the United States by you;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present; or

  •
  the gain represents accrued interest, in which case the rules for interest would apply.

          Holders subject to U.S. federal income tax under the first bullet point will be taxed on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. Holders subject to U.S. federal income tax under the second bullet point will be taxed on the net gain at a 30% rate (or lower treaty rate).

Backup Withholding and Information Reporting

          The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by backup withholding rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient's taxpayer identification number to the payor, furnishing an incorrect identification number or repeatedly failing to report interest or dividends on the recipient's returns. The backup withholding rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

          Payments of interest to non-corporate U.S. holders of notes will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

          If the appropriate certification requirements are satisfied, the information reporting and backup withholding rules generally will not apply to payments that are subject to the 30% (or lower treaty rate)

withholding tax on interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. A non-U.S. holder (or the holder's agent, as described further below) can meet this certification requirement by providing a completed IRS Form W-8BEN, IRS Form W-8EXP or IRS Form W-8IMY, as applicable, or appropriate substitute form to us or our paying agent. If the holder holds the notes through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

          Payments made to U.S. holders by a broker upon a sale of notes generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

          Payments made to a non-U.S. holder by a broker upon a sale of notes will not be subject to information reporting or backup withholding provided the holder certifies its foreign status or otherwise establishes an exemption.

          Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided the required information is furnished to the IRS.

UNDERWRITING

          Wachovia Capital Markets, LLC and ABN AMRO Incorporated are joint book-running managers for this offering. Under the Underwriting Agreement, which we will file as an exhibit to our current report on Form 8-K relating to this offering, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of 2014 Notes	Principal Amount of 2034 Notes
Wachovia Capital Markets, LLC
ABN AMRO Incorporated
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
SunTrust Capital Markets, Inc.
HSBC Securities (USA) Inc.
Stifel, Nicolaus & Company, Incorporated

Total	$200,000,000	$100,000,000

          The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the notes in the offering if any are purchased. The conditions contained in the underwriting agreement include requirements that:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriters.

          Each series of the notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange or automated dealer quotation system. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the liquidity of or the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

          In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of      % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of       % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          We estimate that the total expenses for this offering and related transactions, excluding underwriting discounts and commissions, will be approximately $200,000.

          Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. were among the underwriters of our September 2004 equity offering, and they received customary commissions for their services. Some of the underwriters have performed other investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.

          Affiliates of Wachovia Capital Markets, LLC, ABN AMRO Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and SunTrust Capital Markets, Inc. are lenders under our $600 million three-year term senior credit facility. We intend to use all of the proceeds from this offering to initially repay indebtedness outstanding under that facility, resulting in a payment to the lenders of more than 10% of the net proceeds of this offering. See "Use of Proceeds". Because more than 10% of the net proceeds of this offering will be paid to affiliates of members of the NASD who are participating in this offering, this offering is being made in compliance with the requirements of Rule 2710(h)(1) of the NASD's Conduct Rules.

          The trustee for the notes, SunTrust Bank, is an affiliate of SunTrust Capital Markets, Inc.

          Stifel, Nicolaus & Company, Incorporated, or Stifel, has entered into an agreement with Mitsubishi Securities (USA), Inc., or Mitsubishi, pursuant to which Mitsubishi provides certain advisory and/or other services to Stifel, including in respect of this offering. In return for the provision of such services by Mitsubishi to Stifel, Stifel will pay to Mitsubishi a mutually agreed upon fee. An affiliate of Mitsubishi is a lender to one or more affiliates of our general partner.

          We, together with Enbridge Energy, Limited Partnership, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

          Certain of the underwriters will make the notes available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions they conduct through the system. Such underwriters will make the notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

LEGAL MATTERS

          Fulbright & Jaworski L.L.P., Houston, Texas, will issue opinions about the validity of the notes offered hereby and various legal matters in connection with the offering on our behalf. Baker Botts L.L.P., Houston, Texas, the underwriters' counsel, will issue opinions about various legal matters in connection with the offering on behalf of the underwriters. Baker Botts L.L.P. has served on several occasions, including in connection with the Midcoast, Northeast Texas and South Texas systems acquisition, as legal advisor to a committee of independent members of the Board of Directors of Enbridge Energy Company in connection with its sale of assets to us.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the SEC's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement, other than information furnished to the SEC prior to August 23, 2004 under Items 9 or 12 of Form 8-K or information furnished to the SEC on or after August 23, 2004 under Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

  •
  Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2004, filed with the SEC on May 4, 2004;

  •
  Our Quarterly Report on Form 10-Q for the three month period ended June 30, 2004, filed with the SEC on August 9, 2004, as amended by our Quarterly Report on Form 10-Q/A, filed with the SEC on August 16, 2004;

  •
  Our Quarterly Report on Form 10-Q for the three month period ended September 30, 2004, filed with the SEC on November 5, 2004;

  •
  Current Reports on Form 8-K filed with the SEC on January 6, 2004, January 9, 2004, July 22, 2004, August 11, 2004, September 8, 2004, September 10, 2004, October 28, 2004 and November 23, 2004.

  •
  The description of the Class A Common Units contained in our Registration Statement on Form 8-A, dated November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed December 9, 1991, Amendment No. 2 on Form 8-A/A, filed May 2, 1997, Amendment No. 3 on Form 8-A/A, filed August 8, 2001, and Amendment No. 4 on Form 8-A/A, filed May 7, 2003.

PROSPECTUS

$1,500,000,000

Enbridge Energy Partners, L.P.

Class A Common Units
Debt Securities

        We may from time to time offer and sell Class A common units and debt securities. The aggregate initial offering price of the securities that we will offer by this prospectus will not exceed $1,500,000,000. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        The Class A common units are listed on the New York Stock Exchange under the symbol "EEP."

        Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors beginning on page 2 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2003.

ABOUT THIS PROSPECTUS
ENBRIDGE ENERGY PARTNERS, L.P.
RISK FACTORS
Risks Related to Our Business
Our financial performance could be adversely affected if our pipeline systems are used less
Changes in our tariff rates or challenges to our tariff rates could have a material adverse effect on our financial condition and results of operations
Competition may reduce our revenues
Our gas marketing operations involve market and certain regulatory risks
Our results may be adversely affected by commodity price volatility and risks associated with our hedging activities
Compliance with environmental and operational safety regulations, including any remediation of soil or water pollution or hydrostatic testing of our pipeline systems, may increase our costs and reduce our revenues
Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition
Our acquisition strategy may be unsuccessful if we incorrectly predict operating results, are unable to identify and complete future acquisitions and integrate acquired assets or businesses or are unable to raise financing on acceptable terms
Oil measurement losses on the Lakehead system can be materially impacted by changes in estimation, commodity price differentials and other factors
The interests of Enbridge Inc. may differ from our interests and the interests of our securityholders, and the board of directors of Enbridge Management may consider the interests of all parties to a conflict, not just the interests of our securityholders, in making important business decisions
Canada's ratification of the Kyoto Protocol may adversely impact our operations
Risks Arising from Our Partnership Structure and Relationships with Our General Partner and Enbridge Management
We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations
We can issue additional common or other classes of units, including additional i-units to Enbridge Management when it issues additional shares, which would dilute your ownership interest
Enbridge Management's discretion in establishing our cash reserves gives it the ability to reduce the amount of cash available for distribution to our unitholders
Risks Related to Our Debt and Our Ability to Distribute Cash
Agreements relating to our debt restrict our ability to make cash distributions, which could adversely affect the value of the units, and our ability to incur additional debt, which may restrict our ability to grow through acquisitions
Tax Risks to Common Unitholders
We may be classified as an association taxable as a corporation rather than as a partnership, which would substantially reduce the value of our Class A common units
If the IRS does not respect our curative tax allocations, your after-tax return on your investment in our Class A common units would be adversely affected
Your tax liability could exceed your cash distributions or proceeds from sales of Class A common units
A unitholder may be required to file tax returns with and pay income taxes to the states where we or our subsidiaries own property and conduct business

i

Ownership of Class A common units raises issues for tax-exempt entities and other investors
Our registration with the Secretary of the Treasury as a "tax shelter" may increase your risk of an IRS audit
Our treatment of a purchaser of Class A common units as having the same tax benefits as the seller could be challenged, resulting in a reduction in value of the Class A common units
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
General
Potential Guarantee of Debt Securities by Subsidiaries
Addition and Release of Subsidiary Guarantors
Covenants
Events of Default, Remedies and Notice
Amendments and Waivers
Defeasance and Discharge
No Personal Liability of General Partner or Enbridge Management
Subordination
Book Entry, Delivery and Form
The Trustee
Governing Law
Provisions Applicable Solely to Senior Debt Securities
Certain Definitions
DESCRIPTION OF OUR CLASS A COMMON UNITS
General
Number of Class A Common Units
Transfer Agent and Registrar
Summary of Partnership Agreement
CASH DISTRIBUTION POLICY
Requirement to Distribute Available Cash
Definition of Available Cash
Establishment of Reserves
Cash Distributions and Additional i-Units
Two Different Types of Distributions
General Procedures for Quarterly Distributions
Adjustment of the Minimum Quarterly and Target Distributions
Distributions in Liquidation
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
Conflicts of Interest
Situations in Which a Conflict of Interest Could Arise
Fiduciary Duties Owed to Our Unitholders
MATERIAL TAX CONSEQUENCES
Partnership Status
Limited Partner Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Class A Common Units
Uniformity of Class A Common Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local and Other Tax Considerations
Tax Consequences of Ownership of Debt Securities

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INVESTMENT IN ENBRIDGE PARTNERS BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf registration process, we may sell the Class A common units or debt securities described in this prospectus in one or more offerings up to an aggregate offering price of $1,500,000,000. Each time we sell Class A common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of the date on the cover page. You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" before you invest in our securities.

        As used in this prospectus, "we," "us," "our," and "Enbridge Partners" means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as "Enbridge Management," and we refer to Enbridge Energy Company, Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as "Enbridge Energy Company." "Enbridge Inc." refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner.

ENBRIDGE ENERGY PARTNERS, L.P.

        We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol "EEP." We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the U.S. portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Canada, provides energy transportation, distribution and related services in North America and internationally.

        We began to diversify geographically and operationally by acquiring a crude oil gathering and transportation system known as the North Dakota system in May 2001, and a natural gas gathering, treating, processing and transmission system known as the East Texas system in November 2001. In October 2002, we acquired Enbridge Energy Company's Midcoast, Northeast Texas and South Texas systems, which materially increased the size and diversity of our business.

        Enbridge Management is a Delaware limited liability company that was formed in May 2002. Enbridge Management's shares representing limited liability company interests are traded on the New York Stock Exchange under the symbol "EEQ." Its principal asset is a class of our limited partner interests, referred to as "i-units." Enbridge Management's principal activity is managing and controlling our business and affairs. Under a Delegation of Control Agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management.

        Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units. All of our Class B common units are owned by our general partner. The Class A common units and Class B common units are referred to in this prospectus as "common units."

        Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

RISK FACTORS

        An investment in our securities involves risks. You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus and any prospectus supplement in evaluating an investment in our securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Risks Related to Our Business

        Our financial performance could be adversely affected if our pipeline systems are used less.

        Our financial performance depends to a large extent on the volumes transported on our pipeline systems. Decreases in the volumes transported by our systems, whether caused by supply or demand factors in the markets these systems serve, or otherwise, can directly and adversely affect our revenues and results of operations.

        The volume of shipments on the Lakehead system depends heavily on the supplies of western Canadian crude oil. Insufficient supplies of western Canadian crude oil will adversely affect our business by limiting shipments on the Lakehead system. Crude oil deliveries on the Lakehead system have declined from the prior year in each of the last three calendar years, largely because of decreases in conventional crude oil exploration and production activities in western Canada. The volume of crude oil that we transport on the Lakehead system also depends on the demand for crude oil in the Great Lakes and Midwest regions of the United States and the delivery by others of crude oil and refined products into these regions and the Province of Ontario. Pipeline capacity for the delivery of crude oil to the Great Lakes and Midwest regions of the United States currently exceeds refining capacity.

        In addition, our ability to increase deliveries to expand the Lakehead system in the future depends on increased supplies of western Canadian crude oil. We expect that growth in future supplies of western Canadian crude oil will come from oil sands projects in the Province of Alberta, Canada. Furthermore, full utilization of additional capacity as a result of our current and future expansions of the Lakehead system, including the Terrace expansion program, will largely depend on these anticipated increases in crude oil production from oil sands projects.

        The volume of shipments on the East Texas, Midcoast, Northeast Texas and South Texas systems depends on the supply of natural gas and natural gas liquids, or "NGLs," available for shipment on those systems from the producing regions that supply these systems. Volumes shipped on these systems also are affected by the demand for natural gas and NGLs in the markets these systems serve. Existing customers may not extend their contracts if the availability of natural gas from the Mid-Continent, Gulf Coast and East Texas producing regions was to decline or if the cost of transporting natural gas from other producing regions through other pipelines into the markets served by the East Texas, Midcoast, Northeast Texas or South Texas systems was to render the delivered cost of natural gas on our systems uneconomical. We may be unable to find additional customers to replace the lost demand or transportation fees.

        Changes in our tariff rates or challenges to our tariff rates could have a material adverse effect on our financial condition and results of operations.

        The tariff rates charged by several of our existing pipeline systems are regulated by the Federal Energy Regulatory Commission, or "FERC," and/or various state regulatory agencies. If the tariff rates we are permitted to charge our customers for use of our regulated pipelines are lowered by one of these regulatory agencies on its own initiative or as a result of challenges by third parties, the profitability of our pipeline businesses may suffer. Even if we are permitted to raise our tariff rates for a particular pipeline, there may be significant delay between the time the tariff rate increase is approved and the time that the rate increase actually goes into effect, which delay could further reduce our cash flow. Furthermore, competition from other pipeline systems may prevent us from raising our tariff rates even if regulatory agencies permit us to do so. The regulatory agencies that regulate our systems periodically propose and implement new rules and regulations, terms and conditions of services subject to their jurisdiction. New initiatives or orders may adversely affect the tariff rates charged for our services.

        In a 1995 decision involving the Lakehead system, the FERC partially disallowed the inclusion of income taxes in our cost of service. In another FERC proceeding involving an unrelated oil pipeline limited partnership, the FERC ruled that the oil pipeline limited partnership could not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and non-corporate entities. These decisions might adversely affect our FERC-regulated pipelines and/or services in connection with future rate increases and in defending our existing rates against challenges by our customers. Any significant difficulty in increasing or defending our rates could adversely affect the results of our operations.

        In 1998, when the Kansas pipeline system became subject to FERC jurisdiction, the FERC established initial rates based upon an annual cost of service of approximately $31 million. Since that time, these initial rates have been the subject of various ongoing challenges that remain unresolved. Although the FERC issued a favorable decision, the case has been appealed to a U.S. district court. An adverse decision by the court could adversely affect us for the period during which the initial rates were in effect.

        Competition may reduce our revenues.

        The Lakehead system faces competition for transporting western Canadian crude oil from other pipelines, which may reduce its revenues. The Lakehead system competes with other crude oil and refined product pipelines and other methods of delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Minnesota; Chicago, Illinois; Detroit, Michigan; Toledo, Ohio; Buffalo, New York; and Sarnia, Ontario and the refinery market and pipeline hub located in the Patoka/Wood River area of southern Illinois. Refineries in the markets served by the Lakehead system compete with refineries in western Canada, the Province of Ontario and the Rocky Mountain region of the United States for supplies of western Canadian crude oil.

        We also encounter competition in our natural gas gathering, processing and transmission businesses. Many of the large wholesale customers served by our systems' transmission and wholesale customer pipelines have multiple pipelines connected or adjacent to their facilities. Thus, many of these wholesale customers have the ability to purchase natural gas directly from a number of pipelines and/or from third parties that may hold capacity on other pipelines. Likewise, most natural gas producers and owners have alternate gathering and processing facilities available to them. In addition, they have other alternatives, such as building their own gathering facilities or, in some cases, selling their natural gas supplies without processing. Some of our natural gas marketing competitors have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

        Enbridge Inc. has agreed with us that, so long as one of its affiliates is our general partner, Enbridge Inc. and its subsidiaries may not engage in or acquire any business that is in direct material competition with our businesses, subject to the following exceptions:

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    Enbridge Inc. and its subsidiaries are not restricted from continuing to engage in businesses, including the normal development of such businesses, in which they were engaged at the time of our initial public offering in December 1991;

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    such restriction is limited geographically only to those routes and products for which we provided transportation at the time of our initial public offering;

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    Enbridge Inc. and its subsidiaries are not prohibited from acquiring any competitive business as part of a larger acquisition, so long as the majority of the value of the business or assets acquired, in Enbridge Inc.'s reasonable judgment, is not attributable to the competitive business; and

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    Enbridge Inc. and its subsidiaries are not prohibited from acquiring any competitive business if that business is first offered for acquisition to us and we fail to approve, after submission to a vote of unitholders, the making of the acquisition.

        Since we were not engaged in any aspect of the natural gas business at the time of our initial public offering, Enbridge Inc. and its subsidiaries are not restricted from competing with us in all aspects of the natural gas business. In addition, Enbridge Inc. and its subsidiaries would be permitted to transport crude oil and liquid petroleum over routes that are not the same as the Lakehead system even if such transportation is in direct material competition with our business.

        This agreement also expressly permitted the reversal by Enbridge Inc. in 1999 of one of its pipelines that extends from Sarnia, Ontario to Montreal, Quebec. As a result of this reversal, Enbridge Inc. competes with us to supply crude oil to the Ontario, Canada market. This competition from Enbridge Inc. has reduced our deliveries of crude oil to the province of Ontario.

        Our gas marketing operations involve market and certain regulatory risks.

        As part of our gas marketing activities, we purchase natural gas at prices determined by prevailing market conditions. Following our purchase of natural gas, we generally resell natural gas at a higher price under a sales contract that is comparable in terms to our purchase contract, including any price escalation provisions. The profitability of our natural gas marketing operations may be affected by the following factors:

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    our ability to negotiate on a timely basis natural gas purchase and sales agreements in changing markets;

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    reluctance of wholesale customers to enter into long-term purchase contracts;

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    consumers' willingness to use other fuels when natural gas prices increase significantly;

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    timing of imbalance or volume discrepancy corrections and their impact on financial results;

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    the ability of our customers to make timely payment; and

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    changes in, limitations upon, or elimination of the regulatory authorization required for our wholesale sales of natural gas in interstate commerce.

        Our results may be adversely affected by commodity price volatility and risks associated with our hedging activities.

        We buy and sell natural gas in connection with our marketing activities. Commodity price exposure is inherent in gas purchase and resale activities and in gas processing. To the extent that we engage in hedging activities to reduce our commodity price exposure, we may be prevented from realizing the full benefits of price increases above the level of the hedges. Further, hedging contracts are subject to the credit risk that the other party may prove unable or unwilling to perform its obligations under such contracts.

        Compliance with environmental and operational safety regulations, including any remediation of soil or water pollution or hydrostatic testing of our pipeline systems, may increase our costs and reduce our revenues.

        Our pipeline operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. Pipeline operations always involve the risk of costs or liabilities or operational modifications related to environmental protection and operational safety matters. As a result, we may incur costs or liabilities of this type, or experience a reduction in revenues, in the future. It is also possible that we will have to pay amounts in the future because of changes in environmental and safety laws or enforcement policies or claims for environmentally related damage to persons or property. We may not be able to recover these costs from insurance or through higher tariffs.

        Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition.

        Operation of a complex pipeline system involves many risks, hazards and uncertainties, such as operational hazards and unforeseen interruptions caused by events beyond our control. These events include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of the facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, hurricanes, floods, landslides or other similar events beyond our control. A casualty occurrence might result in injury or loss of life or extensive property or environmental damage for which we may bear a part or all of the cost.

        Our acquisition strategy may be unsuccessful if we incorrectly predict operating results, are unable to identify and complete future acquisitions and integrate acquired assets or businesses or are unable to raise financing on acceptable terms.

        The acquisition of complementary energy delivery assets is a component of our strategy. Acquisitions present various risks and challenges, including:

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    the risk of incorrect assumptions regarding the future results of the acquired operations or expected cost reductions or other synergies expected to be realized as a result of acquiring such operations;

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    the risk of failing to effectively integrate the operations or management of acquired assets or businesses or a significant delay in such integration; and

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    diversion of management's attention from existing operations.

        In addition, we may be unable to identify acquisition targets and consummate acquisitions in the future or be unable to raise, on terms we find acceptable, any debt or equity financing that may be required for any such acquisition.

        Oil measurement losses on the Lakehead system can be materially impacted by changes in estimation, commodity price differentials and other factors.

        Oil measurement losses occur as part of the normal operating conditions associated with our liquid petroleum pipelines. The three types of oil measurement losses include:

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    physical losses, which occur through evaporation, shrinkage, differences in measurement between receipt and delivery locations and other operational incidents;

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    degradation losses, which result from mixing at the interface between higher quality light crude oil and lower quality heavy crude oil in pipelines; and

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    revaluation losses, which are a function of crude oil prices, the level of the carrier's inventory and the inventory positions of customers.

        There are inherent difficulties in quantifying oil measurement losses because physical measurements of volumes are not practical due to the fact that products constantly move through the pipeline and virtually all of the pipeline system is located underground. In our case, measuring and quantifying oil measurement losses is especially difficult because of the length of the Lakehead system and the number of different grades of crude oil and types of crude oil products it carries. Accordingly, we utilize engineering-based models and operational assumptions to estimate product volumes in our system and associated oil measurement losses.

        The interests of Enbridge Inc. may differ from our interests and the interests of our securityholders, and the board of directors of Enbridge Management may consider the interests of all parties to a conflict, not just the interests of our securityholders, in making important business decisions.

        Enbridge Inc. indirectly owns all of the stock of Enbridge Energy Company, our general partner, and all of the voting stock of Enbridge Management, and elects all of the directors of both companies. Furthermore, some of the directors and officers of Enbridge Energy Company and of Enbridge Management are also directors and officers of Enbridge Inc. Consequently, conflicts of interest could arise between us and Enbridge Inc.

        We do not have any employees. In managing our business and affairs, we will rely on employees of Enbridge Inc. and its affiliates, who will act on behalf of and as agents for us. A decrease in the availability of employees from Enbridge Inc. could adversely affect us.

        Canada's ratification of the Kyoto Protocol may adversely impact our operations.

        In December 2002, Canada ratified the Kyoto Protocol, a 1997 treaty designed to reduce global greenhouse gas emissions, and agreed to reduce such levels to 6% below 1990 levels. We and Enbridge Inc. are assessing and evaluating the Canadian federal government's approach to implementation. Until these plans become certain, we will not be able to quantify the impact, if any, on our operations.

Risks Arising from Our Partnership Structure and Relationships with Our General Partner and Enbridge Management

        We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

        We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions, which could further limit each operating subsidiary's ability to make distributions to us.

        The debt securities we issue and any guarantees issued by the Subsidiary Guarantors will be structurally subordinated to the claims of the creditors of any of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating subsidiaries who have not guaranteed the debt securities. The claims to the assets of these non-guarantor operating subsidiaries derive from our own ownership interest in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of such operating subsidiaries over our own ownership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries' creditors may include:

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    general creditors;

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    trade creditors;

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    secured creditors;

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    taxing authorities; and

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    creditors holding guarantees.

        We can issue additional common or other classes of units, including additional i-units to Enbridge Management when it issues additional shares, which would dilute your ownership interest.

        The issuance of additional common or other classes of units by us, including the issuance of additional i-units to Enbridge Management when it issues additional shares, other than our quarterly distributions to you, may have the following effects:

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    the amount available for distributions on each unit may decrease;

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    the relative voting power of each previously outstanding unit may decrease; and

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    the market price of the Class A common units may decline.

        Additionally, the public sale by Enbridge Energy Company of a significant portion of the 3,912,750 Class B common units that it currently owns could reduce the market price of the Class A common units. Our partnership agreement allows the general partner to cause us to register for public sale any units held by the general partner or its affiliates. A public or private sale of the Class B common units currently held by Enbridge Energy Company could absorb some of the trading market demand for the outstanding Class A common units.

        Enbridge Management's discretion in establishing our cash reserves gives it the ability to reduce the amount of cash available for distribution to our unitholders.

        Enbridge Management may establish cash reserves for us that in its reasonable discretion are necessary to fund our future operating and capital expenditures, provide for the proper conduct of business, comply with applicable law or agreements to which we are a party or to provide funds for future distributions to partners. These cash reserves affect the amount of cash available for distribution to our holders of common units.

Risks Related to Our Debt and Our Ability to Distribute Cash

        Agreements relating to our debt restrict our ability to make cash distributions, which could adversely affect the value of the units, and our ability to incur additional debt, which may restrict our ability to grow through acquisitions.

        The debt agreements of ourselves and our subsidiaries relating to the first mortgage notes of Enbridge Energy, Limited Partnership, our Revolving Credit Facility and the Senior Notes of Enbridge Energy, Limited Partnership contain various restrictions. Most importantly,

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    the First Mortgage Notes restrict the amount of new debt that Enbridge Energy, Limited Partnership can issue and may restrict its operations;

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    our Revolving Credit Facility restricts the amount of new debt that we and our subsidiaries can issue and may restrict our operations and those of our subsidiaries; and

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    the First Mortgage Notes and the Revolving Credit Facility restrict cash distributions that our subsidiaries can make to us.

This is important because our subsidiaries are our primary source of cash. Therefore, restrictions on the ability of our subsidiaries to make distributions to us may reduce our ability to make distributions to you. In addition, Enbridge Energy, Limited Partnership will be prevented from making distributions to us if there is a continuing default on any of its debt.

Tax Risks to Common Unitholders

        Prospective purchasers of our Class A common units are encouraged to read "Material Tax Consequences" for a more complete discussion of the expected and potential material income tax consequences of owning and disposing of Class A common units.

        We may be classified as an association taxable as a corporation rather than as a partnership, which would substantially reduce the value of our Class A common units.

        Our classification as an association taxable as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, and this would likely result in a substantial reduction in the value of your Class A common units. Moreover, treatment of us as a corporation would materially and adversely affect our ability to make payments on our debt securities. If we are classified as an association taxable as a corporation, items of our income, gain, loss, deduction and credit would not flow through to you. In addition, we would have to pay U.S. federal income tax on our net income at corporate rates. Distributions that we make to you would be treated as dividend income to the extent of current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. In the absence of earnings and profits, those distributions would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units or as capital gain after your tax basis in your units is reduced to zero. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to you would be reduced.

        Vinson & Elkins L.L.P., our legal counsel, has rendered its opinion that, under current law, Enbridge Partners will be classified as a partnership for U.S. federal income tax purposes. Counsel's opinion is based on certain factual representations made by the general partner. If any of those facts are incorrect, particularly facts relating to the nature of our gross income, Enbridge Partners could be classified as an association taxable as a corporation for U.S. federal income tax purposes. Please read "Material Tax Consequences—Partnership Status" elsewhere in this prospectus.

        If the IRS does not respect our curative tax allocations, your after-tax return on your investment in our Class A common units would be adversely affected.

        Our partnership agreement allows curative allocations of income, deduction, gain and loss by us to account for differences between the tax basis and fair market value of property at the time the property is contributed or deemed contributed to Enbridge Partners and to account for differences between the fair market value and book basis of our assets existing at the time of issuance of any Class A common units. If the Internal Revenue Service, which we refer to as the "IRS," does not respect our curative allocations, ratios of taxable income to cash distributions received by the holders of Class A common units will be materially higher than any estimates in any accompanying prospectus supplement.

        Your tax liability could exceed your cash distributions or proceeds from sales of Class A common units.

        You will be required to pay U.S. federal income tax and, in some cases, state and local income taxes on your allocable share of our income, even if you do not receive cash distributions from us. You will not necessarily receive cash distributions equal to the tax on your allocable share of our taxable income. Further, if we have a large amount of nonrecourse liabilities, you may incur a tax liability that is greater than the money you receive when you sell your Class A common units. See "Material Tax Consequences—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "Material Tax Consequences—Disposition of Class A Common Units."

        A unitholder may be required to file tax returns with and pay income taxes to the states where we or our subsidiaries own property and conduct business.

        In some cases, a unitholder may be required to file income tax returns with and pay income taxes to the states in which we or our subsidiaries own property and conduct business, which are currently Alabama, Arkansas, Georgia, Illinois, Indiana, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, New York, North Carolina, North Dakota, Oklahoma, Tennessee and Wisconsin. In the future, we may acquire property or do business in other states or in foreign jurisdictions. In addition to tax liabilities to such state and foreign jurisdictions, the owner of a Class A common unit may also incur tax and filing responsibilities to localities within such jurisdictions.

        Ownership of Class A common units raises issues for tax-exempt entities and other investors.

        An investment in our Class A common units by tax-exempt entities, including employee benefit plans, individual retirement accounts, Keogh plans and other retirement plans, regulated investment companies and foreign persons raises issues unique to them. Virtually all of the income derived from our Class A common units by a tax-exempt entity will be "unrelated business taxable income" and will be taxable to the tax-exempt entity. Additionally, no significant part of our gross income will be considered qualifying income for purposes of determining whether a unitholder qualifies as a regulated investment company. Further, a unitholder who is a nonresident alien, a foreign corporation or other foreign person will be required to file a federal income tax return and pay tax on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of a Class A common unit.

        Our registration with the Secretary of the Treasury as a "tax shelter" may increase your risk of an IRS audit.

        Because we are a registered "tax shelter" with the Secretary of the Treasury, a unitholder may face an increased risk of an IRS audit resulting in taxes payable on our income as well as income not related to us. We could be audited by the IRS and adjustments to our income or losses could be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax and audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder is responsible for any tax owed as the result of an examination of his personal tax return.

        Our treatment of a purchaser of Class A common units as having the same tax benefits as the seller could be challenged, resulting in a reduction in value of the Class A common units.

        Because we cannot match transferors and transferees of Class A common units, we are required to maintain the uniformity of the economic and tax characteristics of these units in the hands of the purchasers and sellers of these units. We do so by adopting certain depreciation conventions that do not conform with all aspects of the Treasury regulations. An IRS challenge to these conventions could adversely affect the tax benefits to you of ownership of the Class A common units and could have a negative impact on their value. Please read "Material Tax Consequences—Uniformity of Class A Common Units."

USE OF PROCEEDS

        Unless otherwise specified in a related prospectus supplement, we will use the net proceeds we receive from the sale of the securities described in this prospectus for general partnership purposes, which may include, among other things, working capital, capital expenditures, retirement of existing debt, and acquisitions of businesses or assets. The exact amounts to be used and when the net proceeds will be applied will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Twelve Months Ended December 31,
						Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges	2.31	2.26	1.98	2.10	2.04	2.41

        For purposes of calculating the ratio of earnings to fixed charges:

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    "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

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    "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an Indenture dated as of May 27, 2003, among us, as issuer, SunTrust Bank, as Trustee, and any Subsidiary Guarantors that may become parties to the Indenture. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions that we and any Subsidiary Guarantors will enter into with a Trustee.

        This description is a summary of the material provisions of the debt securities and the Indenture. We urge you to read the copy of the senior Indenture and the form of the subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities. You can find the definitions of other capitalized terms used in this description under "—Certain Definitions" below.

General

  The Debt Securities

        Any series of debt securities that we issue:

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    will be our general obligations;

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    will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

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    may be subordinated to our Senior Indebtedness and, if guaranteed, to that of the Subsidiary Guarantors.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of Enbridge Management and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

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    the form and title of the debt securities of that series;

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    the total principal amount of the debt securities of that series;

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    the date or dates on which the debt securities of that series may be issued;

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    the portion of the principal amount that will be payable if the maturity of the debt securities of that series is accelerated;

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    any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

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    the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

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    the interest rate which the debt securities of that series will bear and the interest payment dates for such debt securities;

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    any optional redemption provisions;

    •
    any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

    •
    whether the debt securities of that series are entitled to the benefits of any potential guarantees by any Subsidiary Guarantors;

    •
    whether the debt securities of that series may be issued in amounts other than $1,000 each or multiples thereof;

    •
    any changes to or additional Events of Default or covenants in relation to that series;

    •
    the subordination, if any, of the debt securities of that series and any changes to the subordination provisions of the Indenture; and

    •
    any other terms of the debt securities of that series.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

    •
    debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

    •
    debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

    •
    debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

    •
    variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Potential Guarantee of Debt Securities by Subsidiaries

        At the time of issue, the debt securities will not be guaranteed by any of our Subsidiaries. If so indicated in the applicable prospectus supplement, however, if afterwards our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the then outstanding debt securities on a senior basis (or, in the case of any subordinated debt securities, on a subordinated basis as described below under "—Subordination"). We refer to any such Subsidiaries as "Subsidiary Guarantors" and sometimes to such guarantees as "Subsidiary Guarantees." Each Subsidiary Guarantor will execute a supplement to the Indenture and a notation of guarantee as further evidence of its guarantee.

        The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

    •
    all other contingent and fixed liabilities of the Subsidiary Guarantor; and

    •
    any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below under "—Defeasance and Discharge," then any Subsidiary Guarantee will be released with respect to that series. Further, if no Default has occurred and is continuing under the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

    •
    automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

    •
    automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

    •
    following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any Funded Debt of ours, except for any series of debt securities.

        If at any time following any release of a Subsidiary Guarantor from its initial guarantee of any series of debt securities pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees any of our Funded Debt (other than our obligations under the Indenture), then we will cause the Subsidiary Guarantor to again guarantee the debt securities in accordance with the Indenture.

        If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "—Subordination."

Covenants

        The Indenture contains the following two covenants for the benefit of the holders of all series of debt securities:

  Merger, Amalgamation, Consolidation and Sale of Assets

        We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

    •
    we are the surviving Person in the case of a merger, or the surviving or transferee entity if other than us:

    —
    is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

    —
    expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the Indenture and the debt securities;

    •
    immediately after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred or is continuing;

    •
    if we are not the surviving entity, then each Subsidiary Guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the Indenture; and

    •
    we have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the Indenture.

        Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the Indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the Indenture and the debt securities.

  Reports

        So long as any debt securities are outstanding, we will:

    •
    for as long as we are required to file information with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), file with the Trustee, within 15 days after we are required to file with the Commission, copies of the annual reports and of the information, documents and other reports which we are required to file with the Commission pursuant to the Exchange Act; and

    •
    if we are not required to file information with the Commission pursuant to the Exchange Act, file with the Trustee, within 15 days after we would have been required to file with the Commission, financial statements (and with respect to annual reports, an auditors' report by a firm of established national reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to what we would have been required to file with the Commission had we been subject to the reporting requirements of the Exchange Act.

  Other Covenants

        The Indenture for the senior debt securities contains the two additional covenants described below under "—Provisions Applicable Solely to Senior Debt Securities."

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

  Events of Default

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

    •
    default in any payment of interest on any debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by any subordination provisions applicable to that series;

    •
    default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise, whether or not the payment is prohibited by any subordination provisions applicable to that series;

    •
    default in the payment of any sinking fund payment on any debt securities of that series when due;

    •
    failure by us or, if that series of debt securities is guaranteed by a Subsidiary Guarantor, by such Subsidiary Guarantor, to comply for 60 days after notice with the other covenants or agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

    •
    certain events of bankruptcy, insolvency or reorganization of us or, if that series of debt securities is guaranteed by a Subsidiary Guarantor, of such Subsidiary Guarantor; or

    •
    if that series of debt securities is guaranteed by a Subsidiary Guarantor:

    —
    the guarantee by such Subsidiary Guarantor ceases to be in full force and effect, except as otherwise provided in the Indenture;

    —
    the guarantee by such Subsidiary Guarantor is declared null and void in a judicial proceeding; or

    —
    such Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

  Exercise of Remedies

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be outstanding under the Indenture. If an Event of Default occurs with respect to a series of debt securities, other than an Event of Default described in the fifth bullet point above, and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        A default under the fourth bullet point above will not constitute an Event of Default with respect to a series of debt securities until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if that series of debt securities is guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor, of the default and such default is not cured within 60 days after receipt of notice.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

    •
    rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

    •
    all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        The Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series, unless:

    •
    such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

    •
    holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

    •
    such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

    •
    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

    •
    the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

        The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

    •
    conflicts with law;

    •
    is inconsistent with any provision of the Indenture;

    •
    the Trustee determines is unduly prejudicial to the rights of any other holder; or

    •
    would involve the Trustee in personal liability.

  Notice of Default

        Within 30 days after the occurrence of any Default or Event of Default, we are required to give written notice to the Trustee and indicate the status of the Default or Event of Default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantor have complied with all covenants contained in the Indenture or whether any Default or Event of Default has occurred during the previous year.

        If a Default occurs with respect to the debt securities of a particular series and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series a notice of the Default within 90 days after the Default occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities of any series to:

    •
    cure any ambiguity, defect or inconsistency;

    •
    make any change in respect of any other series of debt securities issued under the Indenture that is not applicable to such series;

    •
    provide for the assumption by a successor of our obligations under the Indenture;

    •
    provide for the addition of any Subsidiary of ours as a Subsidiary Guarantor, or to reflect the release of any Subsidiary Guarantor, in either case as provided in the Indenture;

    •
    in the case of any subordinated debt securities, limit or terminate the benefits available to any holder of Senior Indebtedness under the subordination provisions of the Indenture;

    •
    secure any debt securities or Subsidiary Guarantee;

    •
    add covenants for the protection of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

    •
    make any change that does not adversely affect the rights of any holder;

    •
    add or appoint a successor or separate Trustee;

    •
    comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939; or

    •
    establish the form or terms of debt securities of any series to be issued under the Indenture.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all affected debt securities of each series then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of any affected debt securities amend the Indenture to:

    •
    reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

    •
    reduce the rate of or extend the time for payment of interest on any debt securities;

    •
    reduce the principal of or extend the stated maturity of any debt securities;

    •
    reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

    •
    make any debt securities payable in currency other than U.S. dollars;

    •
    impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

    •
    impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

    •
    in the case of any subordinated debt securities, make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder under such provisions;

    •
    release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

    •
    make any change in the amendment provisions which require each holder's consent;

    •
    make any change in the waiver provisions; or

    •
    release a Subsidiary Guarantor other than in accordance with the Indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        No amendment may be made to the Indenture for the subordinated debt securities that adversely affects the rights of the holders of Senior Indebtedness under the subordination provisions of that Indenture without their consent.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in principal amount of the outstanding debt securities of each affected series may waive our compliance with certain covenants on behalf of all holders of debt securities of such series, including, in the case of senior debt securities, those described under "—Provisions Applicable Solely to Senior Debt Securities—Limitations on Liens" and "—Provisions Applicable Solely to Senior Debt Securities—Restriction on Sale-Leasebacks." The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past Default or Event of Default with respect to that series, except one in respect of:

    •
    the payment of principal of, premium, if any, or interest on any debt securities of that series; or

    •
    a provision of the Indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge

        At any time, we may terminate all our obligations under the Indenture as they relate to a particular series of debt securities, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the Indenture, including our obligations:

    •
    relating to the defeasance trust, including the rights of holders to receive payments from the trust;

    •
    to register the transfer or exchange of the debt securities of that series;

    •
    to replace mutilated, destroyed, lost or stolen debt securities of that series; or

    •
    to maintain a registrar and paying agent in respect of the debt securities of that series.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under or the operation of:

    •
    some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;

    •
    the bankruptcy provisions with respect to a Subsidiary Guarantor; and

    •
    the guarantee provision described under "—Events of Default, Remedies and Notice—Events of Default" above with respect to the series of debt securities, if applicable, and any Event of Default that is added specifically for such series and described in a prospectus supplement.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default specified in the fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet point under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement. If we exercise either our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantee will terminate with respect to the defeased series of debt securities and any security that may have been granted with respect to that series will be released.

        In order to exercise either defeasance option, we must:

    •
    irrevocably deposit in trust with the Trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on that series of debt securities to redemption or stated maturity, as the case may be;

    •
    comply with several other conditions, including that no Default with respect to that series has occurred and is continuing after the deposit in trust; and

    •
    deliver to the Trustee an opinion of counsel to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

        Although the amount of money and U.S. government obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. We would remain liable for such payments, however.

        In addition, we may discharge all our obligations under the Indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

    •
    deliver all outstanding debt securities of such series to the Trustee for cancellation; or

    •
    all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner or Enbridge Management

        None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

    •
    any of our obligations or the obligations of any Subsidiary Guarantor under the debt securities, the Indenture or any Subsidiary Guarantee; or

    •
    any claim based on, in respect of, or by reason of, such obligations or their creation.

        The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

        By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Subordination

        Debt securities of a series (and any Subsidiary Guarantees of that series) may be subordinated to "Senior Indebtedness," which we define generally to include any Debt created or assumed by us (or, if the series is guaranteed, by the Subsidiary Guarantors), whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the debt securities (or, if the series is guaranteed, to the Subsidiary Guarantees), or to other Debt that is pari passu with or subordinated to the debt securities (or, if the series is guaranteed, to the Subsidiary Guarantees). Subordinated debt securities of any series (and, if the series is guaranteed, the Subsidiary Guarantees) will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our Debt or other indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities, or any payment in respect of any Subsidiary Guarantee, in the case of any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors:

    •
    upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

    •
    in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities or any Subsidiary Guarantee.

        If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

    •
    make any payments of principal, premium, if any, or interest with respect to subordinated debt securities or any Subsidiary Guarantee;

    •
    make any deposit for the purpose of defeasance of the subordinated debt securities; or

    •
    repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in any case,

    •
    the default has been cured or waived and any declaration of acceleration has been rescinded;

    •
    the Senior Indebtedness has been paid in full in cash; or

    •
    we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

    •
    any specified issue of Senior Indebtedness of at least $100 million; and

    •
    any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities, and no Subsidiary Guarantor may pay any Subsidiary Guarantee, for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

    •
    by written notice from the Person or Persons who gave the Blockage Notice;

    •
    by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

    •
    if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities and any Subsidiary Guarantee after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        If we exercise either our legal defeasance option or our covenant defeasance option with respect to any series of subordinated debt securities, then the subordination provisions described above will not apply to any money or U.S. government obligations deposited in trust with the Trustee.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC's nominee and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

        Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

    •
    a limited-purpose trust company organized under the New York Banking Law;

    •
    a "banking organization" within the meaning of the New York Banking Law;

    •
    a member of the United States Federal Reserve System;

    •
    a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    •
    a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, any Subsidiary Guarantor, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, any Subsidiary Guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to its participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants in DTC to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name."

        Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any Subsidiary Guarantor or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

    •
    DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or

    •
    we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

The Trustee

        SunTrust Bank acts as Trustee under the Indenture for the senior debt securities. The prospectus supplement relating to any subordinated debt securities will identify the Trustee under the Indenture for the subordinated debt securities.

        The Indenture limits the right of the Trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a Default has occurred under the Indenture and is continuing, it must eliminate the conflict or resign as Trustee.

        If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they have offered to the Trustee reasonable security and indemnity against the costs and liabilities that it may incur.

        The Trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

        The Indenture, any Subsidiary Guarantees and the debt securities will be governed by New York law.

Provisions Applicable Solely to Senior Debt Securities

        The Indenture for the senior debt securities contains the two covenants described in this subsection of the prospectus.

  Limitations on Liens

        We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior debt securities issued under the Indenture), without in any such case making effective provision whereby all of the outstanding senior debt securities are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

    •
    any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the date of the Indenture, May 27, 2003, or created pursuant to an "after-acquired property" clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary in existence on such date;

    •
    any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

    •
    any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

    •
    any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

    •
    any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

    •
    any Lien in favor of us or any Restricted Subsidiary;

    •
    any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

    •
    Permitted Liens;

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    any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

    •
    any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

    •
    any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

        Notwithstanding the preceding, under the Indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than the senior debt securities) that is not excepted by bullet points one through eleven, inclusive, above without securing the senior debt securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above (but subject to the inclusion specified in the proviso following the two bullet points below), together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time the greater of:

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    the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

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    10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the previous paragraph.

  Restriction on Sale-Leasebacks

        We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

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    such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

    •
    the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

    •
    we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

    •
    we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of ours or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

        Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the senior debt securities) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above (but subject to the inclusion specified on the proviso following the two bullet points below), do not exceed at any one time the greater of:

    •
    the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

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    10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitation on liens covenant described above.

Certain Definitions

        As used in this description:

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom

    •
    all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

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    the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

        "First Mortgage Notes" means the 9.15% First Mortgage Notes due 2011 of Enbridge Energy, Limited Partnership, a Delaware limited partnership.

        "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

        "Hedging Obligations" means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

        "Lien" means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

        "Permitted Liens" means

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    Liens upon rights-of-way for pipeline purposes;

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    any statutory or governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

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    the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

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    Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

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    Liens arising under, or to secure performance of, leases, other than capital leases;

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    any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

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    any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

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    any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

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    any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

    •
    any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

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    any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or our business and the business of our Subsidiaries, taken as a whole.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

        "Principal Property" means

    •
    any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada and

    •
    any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada,

        except, in the case of either preceding bullet point,

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    any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

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    any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

        "Restricted Subsidiary" means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

        "Sale-Leaseback Transaction" means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

        "Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

        "Subsidiary" means, with respect to any Person,

    •
    any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

    •
    in the case of a partnership, any Person of which more than 50% of the partners' capital interests (considering all partners' capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

    •
    any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

        Generally, our Class A common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, see "Cash Distribution Policy" in this prospectus.

        Class A common units may be held in "street name" or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

        Our Class A common units are listed on the New York Stock Exchange under the symbol "EEP".

Number of Class A Common Units

        As of May 1, 2003, we had 31,313,634 Class A common units outstanding. Our partnership agreement does not limit the number of common units we may issue.

Transfer Agent and Registrar

  Duties

        Mellon Investor Services LLC is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. There will be no charge to Class A common unitholders for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

  Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

  Transfer of Class A Common Units

        Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

        By executing and delivering a transfer application, the transferee of Class A common units:

    •
    becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;

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    automatically requests admission as a substituted limited partner;

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    agrees to be bound by the terms and conditions of and executes our partnership agreement;

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    represents that such transferee has capacity and authority to enter into our partnership agreement;

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    grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and

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    makes the consents and waivers contained in our partnership agreement.

        An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

        In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Summary of Partnership Agreement

        A summary of the important provisions of our partnership agreement is included in reports filed with the Commission.

CASH DISTRIBUTION POLICY

Requirement to Distribute Available Cash

        Our partnership agreement provides that we will distribute all of our available cash to our partners on a quarterly basis. Distributions for a quarter are made within 45 days after the end of the quarter.

Definition of Available Cash

        Available cash generally means, for any calendar quarter, all cash we receive from all sources, plus net reductions to cash reserves, less all of our cash disbursements and net additions to cash reserves.

Establishment of Reserves

        Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Enbridge Energy Company.

Cash Distributions and Additional i-Units

        Typically, the general partner and owners of common units will receive distributions in cash. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management and the percentage of total units in us owned by Enbridge Management will increase automatically under the provisions of the our partnership agreement. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it actually had been distributed for purposes of determining the distributions to the general partner. We will not distribute the cash related to the i-units but will instead retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

Two Different Types of Distributions

        The distributions of available cash we make are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects common unit distributions and the number of additional i-units Enbridge Management will own relative to the distributions to the general partner.

  Cash from Operations

        Cash from operations, which is determined on a cumulative basis, generally means:

    •
    the $54 million cash balance that we had on the closing date of our initial public offering in 1991; plus

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    all cash receipts from operations; less

    •
    all cash operating expenditures, including maintenance capital expenditures; less

    •
    all cash debt service payments, except for certain payments of premium and principal in connection with sales or other dispositions of assets or refinancing or refunding of indebtedness; less

    •
    the amount of cash reserves that Enbridge Management deems necessary or appropriate to provide funds for the expenditures and payments described above and distributions to partners over the next four calendar quarters.

  Cash from Interim Capital Transactions

        Cash from interim capital transactions is generated by:

    •
    borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

    •
    sales of units or other equity interests for cash; and

    •
    sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

  Rule for Characterizing Distributions

        To avoid the difficulty of trying to determine whether available cash we distribute is cash from operations or cash from interim capital transactions, all available cash we distribute from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner's partnership interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

        The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and the general partner and the number of additional i-units that Enbridge Management will own:

    •
    first, Enbridge Management will determine the amount of available cash for the quarter;

    •
    second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

    •
    third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under "Distributions of Cash from Operations." If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under "Distributions of Cash from Interim Capital Transactions." As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and owners of common units and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units it will own following the distribution of cash to the general partner and owners of common units (as described in "fifth" below) and the number of additional shares Enbridge Management will distribute to its shareholders;

    •
    fourth, Enbridge Management will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for its shares, to determine the number of additional i-units Enbridge Management will own following the distribution of cash to the general partner and owners of common units described in "fifth" below; and

    •
    fifth, Enbridge Management will cause us to make the cash distributions to the general partner and owners of common units and the number of i-units Enbridge Management owns will increase under the provisions of the our partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its subsidiaries.

        The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner. Except as otherwise noted in the discussion below, all distributions to the general partner and owners of common units will be made in cash. Except in liquidation, i-units will not be entitled to receive cash distributions. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management will increase automatically under the terms of our partnership agreement as described above. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it had actually been distributed for purposes of determining the distributions to be made to the general partner. We will not distribute the cash related to the i-units but instead will retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

  Distributions of Cash from Operations

        Subject to certain adjustments, we will distribute or retain cash from operations for each quarter as follows:

    •
    first, 98% in respect of the common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.59 per common unit in cash and we have retained a total of $0.59 per i-unit in cash for that quarter;

    •
    second, 85% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 15% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.70 per common unit in cash and we have retained a total of $0.70 per i-unit in cash for that quarter;

    •
    third, 75% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 25% in respect of the general partner's partnership interest until the owners of common units have received a total of $0.99 per common unit in cash and we have retained a total of $0.99 per i-unit in cash for that quarter; and

    •
    fourth, 50% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 50% in respect of the general partner's partnership interest.

        We will distribute cash from operations in respect of common units and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner's partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from operations retained in respect of the i-units described above by (ii) 98%.

  Distributions of Cash from Interim Capital Transactions

        We will distribute or retain cash from interim capital transactions as follows:

    •
    first, 98% in respect of common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $21.50; and

    •
    thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the minimum quarterly and target distributions will have been reduced to zero, as described below under "—Adjustment of the Minimum Quarterly and

      Target Distributions," the general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

Notwithstanding the foregoing, if the minimum quarterly and target distributions have been reduced to zero as a result of distributions of cash from interim capital transactions and the Class A common unitholders have ever failed to receive the minimum quarterly distribution, distributions and retentions of cash from interim capital transactions will first be made 98% in respect of Class A common units and i-units, pro rata, and 2% in respect of the general partner's partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering, cash from operations since our inception together with current distributions of cash from interim capital transactions in an aggregate amount equal to the minimum quarterly distribution for all periods since our inception. To date, the holders of the common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

        We will distribute cash from interim capital transactions in respect of common units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner's partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from interim capital transactions retained in respect of the i-units described above by (ii) 98%.

Adjustment of the Minimum Quarterly and Target Distributions

        The minimum quarterly and target distributions will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $21.50 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly and target distributions each will have been reduced to zero.

        For example, if a two-for-one split of the common units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management's ownership of additional i-units after each distribution on the common units of available cash from operations or interim capital transactions or the issuance of additional units for cash or property.

        The minimum quarterly and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a fraction) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

        We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management's shares or the holders of its shares have voted to approve such liquidation.

        Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

    •
    first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

    •
    second, to all partners in accordance with the positive balances in their respective capital accounts.

        Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

        If we are liquidated, it is intended that, to the extent available, Enbridge Management will be allocated income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit.

        Thus, generally, any income or gain will be allocated:

    •
    first, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit; and

    •
    thereafter, between the owners of common units and i-units, as limited partners, and Enbridge Energy Company, as the general partner, in a manner that approximates their sharing ratios in the various target distribution levels and equally on a per unit basis between the i-units and the common units.

        After each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management's ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

        Any deduction or loss generally will be allocated:

    •
    first, to the common units until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

    •
    second, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and

    •
    thereafter, to the general partner.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Enbridge Inc. indirectly owns all of the outstanding capital stock, and elects all of the directors, of Enbridge Energy Company, our general partner. Enbridge Inc. has a number of interests that differ from those of our unitholders. As a result, there is a risk that important business decisions will not be made in your best interest.

Situations in Which a Conflict of Interest Could Arise

        We and Enbridge Management may compete for the time and effort of our directors and officers who are also directors and officers of Enbridge Inc.

        Enbridge Inc. and its affiliates conduct business and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the directors, officers and employees who provide services to us and Enbridge Management on the one hand, and Enbridge Inc. on the other hand. Our officers are not required to work full time on our affairs or the affairs of Enbridge Management and may devote significant time to the affairs of Enbridge Inc. or its affiliates.

        Enbridge Inc. may sell assets or provide services to us, giving rise to conflicts of interest.

        Enbridge Inc.'s interest as a seller of assets or provider of services in transactions that involve us would conflict with our interests as a buyer of these assets or recipient of these services. Enbridge Inc. would want to receive the highest possible price and we would want to pay the lowest possible price. The same type of conflict would arise if we were the seller of services or assets and Enbridge Inc. were the purchaser. Our recent acquisition of the Midcoast, Northeast Texas and South Texas systems is an example of such a transaction with Enbridge Inc. A committee of independent, outside directors of the board of directors of Enbridge Energy Company negotiated the purchase price and terms of the acquisition on our behalf and recommended that the full board of directors of the general partner approve the acquisition.

        The fiduciary duties of our general partner and the board of directors of Enbridge Management to our unitholders have been limited under our partnership agreement and Enbridge Management's limited liability company agreement.

        Under the delegation of control agreement, our general partner has delegated to Enbridge Management substantially all of its management and control of us. As a result of this delegation of control, the board of directors of Enbridge Management could be held to have fiduciary duties similar to our general partner. However, Enbridge Management's limited liability company agreement and our partnership agreement limit the fiduciary duties of the board of directors of Enbridge Management and of our general partner. These restrictions allow the board of directors of Enbridge Management and our general partner to take into account the interests of other parties in addition to our interests and the interests of our unitholders and Enbridge Management and its shareholders when resolving conflicts of interest. Additionally, this limitation reduces the rights of our unitholders under our partnership agreement and the shareholders under the Enbridge Management limited liability company agreement to sue the board of directors of Enbridge Management and our general partner should either of them act in a way that, were it not for this limitation of liability, would be a breach of their fiduciary duties.

        Contracts between us and Enbridge Management, on the one hand, and Enbridge Inc. and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Neither the limited liability company agreement of Enbridge Management nor any of the other contracts or arrangements between us and Enbridge Inc. and its affiliates are or will be the result of arm's-length negotiations.

        The similarity of the acquisition strategy of Enbridge Inc. to our strategy creates conflicts of interest.

        Because we and Enbridge Inc. plan to grow our businesses through acquisitions, conflicts of interest may arise because, as further discussed in the following paragraph, Enbridge Inc. is not prohibited from making acquisitions that also would be of interest to us. Therefore, regardless of any arrangement for sharing or allocating investment opportunities, which may be established between them, this conflict may result in our being unable to make all of the favorable acquisitions we would otherwise make.

        Enbridge Inc. and certain of its affiliates may compete with us.

        Enbridge Inc. has agreed with us that, so long as one of its affiliates is our general partner, Enbridge Inc. and its other subsidiaries may not engage in or acquire any business that is in direct material competition with our businesses as such businesses existed at the time of our initial public offering in December 1991, subject to the following material exceptions:

    •
    Enbridge Inc. and its other subsidiaries are not restricted from continuing to engage in businesses, including the normal development of such businesses, in which they were engaged at the time of our initial public offering in December 1991;

    •
    such restriction is limited geographically only to those routes and products for which we provided transportation at the time of our initial public offering;

    •
    Enbridge Inc. and its other subsidiaries are not prohibited from acquiring any competitive business as part of a larger acquisition, so long as the majority of the value of the business or assets acquired, in Enbridge Inc.'s reasonable judgment, is not attributable to the competitive business; and

    •
    Enbridge Inc. and its other subsidiaries are not prohibited from acquiring any competitive business if that business is first offered to us for acquisition and we fail to approve, after submission to a vote of unitholders, the making of the acquisition.

        Because we were not engaged in any aspect of the natural gas business at the time of our initial public offering, Enbridge Inc. and its other subsidiaries are not restricted from competing with us in all aspects of the natural gas business. In addition, Enbridge Inc. and its subsidiaries would be permitted to transport crude oil and liquid petroleum over routes that are not the same as the Lakehead system even if such transportation is in direct material competition with our business.

        This agreement also expressly permitted the reversal by Enbridge Inc. in 1999 of one of its pipelines that extends from Sarnia, Ontario to Montreal, Quebec. As a result of this reversal, Enbridge Inc. competes with us to supply crude oil to the Ontario, Canada market. This competition from Enbridge Inc. has reduced our deliveries of crude oil to the Province of Ontario.

        There could be a conflict as to whether we or Enbridge Management should issue equity diluting Enbridge Inc.'s ownership.

        It may be in our best interests to finance a transaction or operation by means of the issuance of equity that would result in a reduction of Enbridge Inc.'s percentage ownership of us or Enbridge Management. Enbridge Inc. may not find it in its interest to have its percentage interest in us or Enbridge Management reduced at that time. Because it ultimately controls our general partner and

Enbridge Management, Enbridge Inc. also makes the determination as to whether we or Enbridge Management will issue additional equity. This could result in us either having to forego a transaction that would otherwise be beneficial to us or to finance the transaction or operations in whole or in part by indebtedness that could increase our leverage.

Fiduciary Duties Owed to Our Unitholders

        The fiduciary duties owed to the owners of our units by our general partner and its board of directors are prescribed by Delaware law and our partnership agreement. Also, as a result of the delegation of control by our general partner, Enbridge Management's board of directors could be held to have fiduciary duties similar to our general partner. The Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act provide that Delaware limited partnerships and Delaware limited liability companies, respectively, may, in their partnership agreements and limited liability company agreements, as applicable, restrict the fiduciary duties owed by their general partner to their limited partners and by their board of directors to their shareholders.

        Our partnership agreement and Enbridge Management's limited liability company agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. We have modified the fiduciary duties that might otherwise be owed to the unitholders in order to accommodate the complex organizational structure and the interrelationships among us and Enbridge Energy Company, Enbridge Management, Enbridge Inc. and all of their respective affiliates. Additionally, without these modifications, the ability of the board of directors of Enbridge Management and our general partner to make decisions involving conflicts of interest would be restricted. The modifications also enable us to attract and retain experienced and capable directors and officers. These modifications could be detrimental to our limited partners and the shareholders of Enbridge Management because they restrict the remedies available to our limited partners for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below.

        The following is a summary of the material restrictions of the fiduciary duties owed by the board of directors of Enbridge Management and our general partner to our limited partners. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

State-law fiduciary duty standards	Fiduciary duties generally are considered to include an obligation to act with due care and loyalty. The duty of care, unless the limited liability company agreement or partnership agreement provides otherwise, generally would require a manager, director or general partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited liability company agreement or partnership agreement providing otherwise, generally would prohibit a manager or director of a Delaware limited liability company or a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Enbridge Management limited agreement modifies these standards
The limited liability company agreement of Enbridge Management contains provisions that prohibit its shareholders from advancing claims arising from conduct by the board of directors of Enbridge Management that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting Enbridge Management, its affiliates or any of its shareholders.
Enbridge Inc., its affiliates, and their officers and directors who are also officers or directors of Enbridge Management are not required to offer Enbridge Management any business opportunity.
In addition to the other more specific provisions limiting the obligations of the board of directors of Enbridge Management, its limited liability company agreement further provides that the board of directors will not be liable for monetary damages to Enbridge Management or its shareholders for any acts or omission if the board of directors acted in good faith.
Our partnership agreement modifies these standards
Our general partner, pursuant to our partnership agreement, and Enbridge Management's board of directors, by virtue of the delegation of control to it by our general partner, are permitted to attempt to avoid personal liability in connection with the management of us. The partnership agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.
Our partnership agreement contains provisions that allow the general partner and by virtue of the delegation of control agreements, Enbridge Management's board of directors, to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting their fiduciary duties to our limited partners. Also, the partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duties. Because some of Enbridge Management's directors and officers are also directors and officers of Enbridge Inc. and our general partner, the duties of the directors and officers of Enbridge Inc. to the shareholders of Enbridge Inc. may, therefore, come into conflict with the duties of our general partner and Enbridge Management's board of directors, to our limited partners.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, insofar as it relates to United States federal income tax matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Enbridge Partners.

        No attempt has been made in this section to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and some are based on the accuracy of the representations made by us and our general partner.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

  (1)
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

  (2)
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of Class A Common Units—Allocations Between Transferors and Transferees"); and

  (3)
  whether our method for depreciating Section 743 adjustments is sustainable (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Enbridge Partners and the operating partnerships are and will be classified as partnerships or disregarded entities for federal income tax purposes.

        Treasury regulations pertaining to the classification of entities such as Enbridge Partners as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under the domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury regulations, would continue to be classified as partnerships after 1996 unless they elected another form of classification under the check-the-box regulations. Neither Enbridge Partners nor any of its operating partnerships has elected to be treated as a corporation under the check-the-box regulations, and Vinson & Elkins L.L.P. is of the opinion that Enbridge Partners and its operating partnerships each were treated as partnerships for federal income tax purposes on and before December 31, 1996, under the prior Treasury regulations, and subsequently have been and will be treated as partnerships or disregarded entities for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a)   Neither we nor the operating partnerships have elected or will elect to be treated as a corporation;

          (b)   Prior to January 1, 1997, (i) we and each of our operating partnerships were operated in accordance with applicable state partnership statutes, their respective partnership agreements and the statements and representations made in this prospectus, and (ii) our general partner and each operating partnership, at all times while acting as general partner, had a substantial net worth on a fair market basis (excluding any interest in, or receivables due from, us and each operating partnership);

          (c)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

          (d)   Each hedging transaction treated as resulting in qualifying income by us has been or will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and has been or will be associated with oil, gas or products thereof that are held or to be held by us in the activities that Vinson & Elkins L.L.P. has opined or will opine is qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax returns rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we and the operating partnership will be classified as partnerships for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Enbridge Partners will be treated as partners of Enbridge Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Enbridge Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Enbridge Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Class A Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Class A Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

    •
    interest on indebtedness properly allocable to property held for investment;

    •
    our interest expense attributed to portfolio income; and

    •
    the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in our offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Class A Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

    •
    any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

    •
    any cash distributions received by the unitholder as to those units would be fully taxable; and

    •
    all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Class A Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals for 2003 is 35% and the maximum United States federal income tax rate for net capital gains of an individual for 2003 is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "—Tax Treatment of Operations" and "—Uniformity of Class A Common Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b)

adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations" and "—Uniformity of Class A Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Class A Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Class A Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Class A Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

    •
    a short sale;

    •
    an offsetting notional principal contract; or

    •
    a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interest vary during a taxable year, to conform to a method permitted under future Treasury regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Class A Common Units

        Because we cannot match transferors and transferees of Class A common units, we must maintain uniformity of the economic and tax characteristics of the Class A common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Class A common units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring Class A common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Class A common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Class A common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Class A Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A significant portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective rate applicable to individuals, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Enbridge Energy Company, Inc. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

      (1)
      a person that is not a United States person,

      (2)
      a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

      (3)
      a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Registration as a Tax Shelter.    The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 01036000014.

        Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

        A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

        Accuracy-related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

    (1)
    for which there is, or was, "substantial authority," or

    (2)
    as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in 18 states, most of which impose income taxes. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, we strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of specific debt securities will be set forth in the prospectus supplement relating to the offering of the debt securities.

INVESTMENT IN ENBRIDGE PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in Enbridge Partners by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used in this prospectus, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to (1) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (2) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and (3) whether such investment will result in recognition of unrelated business taxable income by such plan. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors." Fiduciaries should determine whether an investment in Enbridge Partners is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in Enbridge Partners, be deemed to own an undivided interest in the assets of Enbridge Partners, with the result that the general partner would also be a fiduciary of such plan and Enbridge Partners would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law, (2) the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as government plans). Enbridge Partners' assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and may also satisfy the requirements in (2) and (3).

PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

    •
    directly to purchasers;

    •
    through agents;

    •
    through underwriters; and

    •
    through dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of

1933. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act of 1933. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act of 1933. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

        The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the Commission. You may read and copy documents we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the public reference room. You can also find our filings at the Commission's website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The Commission allows us to "incorporate by reference" the information we have filed with the Commission, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus, other than information furnished under Items 9 or 12 of any Form 8-K that is listed below or filed in the future and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus:

    •
    Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

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    Quarterly Report on Form 10-Q for the three month period ended March 31, 2003;

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    Current Reports on Form 8-K filed October 31, 2002, April 30, 2003, May 5, 2003, May 8, 2003, May 29, 2003 and June 20, 2003; and

    •
    The description of the Class A common units contained in our Registration Statement on Form 8-A, dated November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed December 9, 1991, Amendment No. 2 on Form 8-A/A, filed May 2, 1997, Amendment No. 3 on Form 8-A/A, filed August 8, 2001 and Amendment No. 4 on Form 8-A/A, filed May 7, 2003.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

  Investor Relations
  Enbridge Energy Partners, L.P.
  1100 Louisiana, Suite 3300
  Houston, Texas 77002
  866-337-4636 or
  866-EEP-INFO
  713-650-9000
  investor@enbridgepartners.com

        We intend to furnish or make available to our unitholders within 90 days (or such shorter period as the Commission may prescribe) following the close of our fiscal year end annual reports containing audited financial statements prepared in accordance with generally accepted accounting principles and furnish or make available within 45 days (or such shorter period as the Commission may prescribe) following the close of each fiscal quarter quarterly reports containing unaudited interim financial information, including the information required by Form 10-Q for the first three fiscal quarters of each of our fiscal years. Our annual report will include a description of any transactions with out general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, including the amount paid or accrued to each recipient and the services performed.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

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    demand for, the supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or "NGLs" in the United States, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

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    throughput levels and rates;

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    changes in, or challenges to, our tariff rates;

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    our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

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    service interruptions in our liquids transportation systems, natural gas transportation systems or natural gas gathering and processing operations;

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    shut-downs or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport crude oil, natural gas or other products or to whom we sell natural gas;

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    changes in laws or regulations to which we are subject;

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    our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

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    loss of key personnel;

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    the effects of competition, in particular, by other pipeline systems;

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    hazards and operating risks that may not be covered fully by insurance;

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    the condition of the capital markets in the United States;

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    the political and economic stability of the oil producing nations of the world; and

    •
    general economic conditions, including rates of inflation and interest rates.

        You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under "Risk Factors" beginning on page 2.

LEGAL MATTERS

        Vinson & Elkins L.L.P., as our counsel, will issue an opinion for us about the legality of the Class A common units and debt securities and the material federal income tax considerations regarding the Class A common units. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

        The consolidated financial statements of Enbridge Energy Partners, L.P. and the consolidated statement of financial position of Enbridge Energy Company, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Enbridge Energy Partners, L.P. for the year ended December 31, 2002 and the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated May 5, 2003, respectively, and the consolidated financial statements of Enbridge Midcoast Energy, Inc. as of December 31, 2001 and for the period from May 1, 2001 to December 31, 2001 and the consolidated financial statements of Midcoast Energy Resources, Inc. as of December 31, 2000 and for the period from January 1, 2001 to April 30, 2001 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated October 17, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Enbridge Energy Partners, L.P.

$300,000,000
$200,000,000    % Notes due 2014
$100,000,000    % Notes due 2034

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2003)
December     , 2004

Wachovia Securities
ABN AMRO Incorporated
Banc of America Securities LLC
Citigroup
Deutsche Bank Securities
SunTrust Robinson Humphrey
HSBC
Stifel, Nicolaus & Company
Incorporated